                                                                     EXHIBIT 2.1





                            STOCK PURCHASE AGREEMENT


                                     AMONG


                          HORIZON HEALTH CORPORATION,


                         DR. MELVYN S. GOLDSMITH, PH.D.
                                      AND
                             BARBARA C. GOLDSMITH,


                                      AND


               ACORN BEHAVIORAL HEALTHCARE MANAGEMENT CORPORATION




                                     DATED
                                OCTOBER 20, 1997

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                        ARTICLE I
                                                    PURCHASE AND SALE

         1.1     Agreement to Sell and Purchase . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                                        ARTICLE II
                                    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         2.1     Authority Relative to This Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.2     Title to Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.3     Absence of Breach; No Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.4     Due Organization of Acorn  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.5     Subsidiaries/Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.6     Due Authorization/Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.7     Capitalization of Acorn  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.8     Licenses/Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.9     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.10    No Adverse Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.11    No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.12    Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.13    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.14    Real Property Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.15    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.16    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.17    Employees, Et Cetera . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.18    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.19    Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.20    Accounts Payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.21    Broker's and Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.22    Labor Practices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.23    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.24    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.25    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         2.26    Transactions With Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.27    Improper Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

                                                       ARTICLE III
                                        REPRESENTATIONS AND WARRANTIES OF HORIZON

         3.1     Due Organization of Horizon  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.2     Due Authorization/Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

         3.3     Execution/Enforceability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.4     Broker's and Finder's Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                                                        ARTICLE IV
                                 CERTAIN AGREEMENTS APPLICABLE PRIOR TO THE CLOSING DATE

         4.1     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.2     Monthly Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.3     Operation of Businesses; Course of Conduct.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.4     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.5     Public Communications  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.6     Solicitation of Inquiries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.7     Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.8     Updating of Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.9     Preparation of Returns and Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.10    Payment of Bonuses and Shareholder Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.11    Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                        ARTICLE V
                                                   CONDITIONS PRECEDENT

         5.1     Conditions to Obligations of Both the Shareholders and Horizon . . . . . . . . . . . . . . . . . . .  21
         5.2     Conditions to Obligations of the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.3     Conditions to the Obligations of Horizon . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23

                                                        ARTICLE VI
                                                         CLOSING

         6.1     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.2     Actions by the Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.3     Actions by Horizon . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         6.4     Post-Closing Escrow. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         6.5     Section 338(h)(10) Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                       ARTICLE VII
                                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY
                                                  POST-CLOSING AGREEMENTS

         7.1     Representations and Warranties to Survive  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         7.2     Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         7.3     Indemnity Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.4     Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.5     Remedies; Default; Notice and Cure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         7.6     Additional Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.7     Adjustment to Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                       ARTICLE VIII
                                                       TERMINATION

         8.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

                                                        ARTICLE IX
                                                      MISCELLANEOUS

         9.1     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.2     Waiver and Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.3     Schedules  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.4     Descriptive Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.5     Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.6     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.7     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.8     Invalid Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.9     Attorney's Fees and Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.10    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.11    Choice of Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.12    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39


         LIST OF EXHIBITS

         EXHIBIT A        -       Executive Services Agreement
         EXHIBIT B        -       Lease Agreement
         EXHIBIT C        -       Post-Closing Escrow Agreement


         LIST OF SCHEDULES

         Schedule 2.3     -       Shareholder Consents, Etc.
         Schedule 2.6     -       Consents, Etc.
         Schedule 2.8     -       Licenses, Etc.
         Schedule 2.9     -       Financial Statements
         Schedule 2.10    -       Adverse Changes
         Schedule 2.11    -       Liabilities
         Schedule 2.13    -       Litigation
         Schedule 2.14    -       Real Property Leases
         Schedule 2.15    -       Intellectual Property
         Schedule 2.16    -       Material Contracts
         Schedule 2.17    -       Employees, Etc.
         Schedule 2.18    -       Employee Benefit Plans
         Schedule 2.23    -       Insurance
         Schedule 2.26    -       Affiliate Transactions
         Schedule 6.5     -       Purchase Price Allocation

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement ("Agreement") is made as of October 20, 1997 (the "Effective Date") by and among Horizon Health Corporation, a Delaware corporation ("Horizon"); Dr. Melvyn S. Goldsmith, Ph.D. and Barbara C. Goldsmith (individually, a "Shareholder" and collectively, the "Shareholders"); and Acorn Behavioral Healthcare Management Corporation, a Pennsylvania corporation ("Acorn").

         WHEREAS, the Shareholders as joint tenants own One Hundred (100) shares of Common Stock, $1.00 par value per share, of Acorn (collectively the "Shares") and the Shares constitute all the issued and outstanding capital stock of Acorn on the Effective Date; and

         WHEREAS, subject to the terms and conditions hereinafter set forth, the Shareholders desire to sell to Horizon, and Horizon desires to purchase from the Shareholders, the Shares;

         NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:


                                   ARTICLE I
                               PURCHASE AND SALE

         1.1 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, at the Closing the Shareholders shall sell to Horizon, and Horizon shall purchase from the Shareholders, the Shares, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, proxies, preemptive rights, rights of first refusal, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, "Claims").

         1.2 Purchase Price. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set froth, Horizon shall pay at the Closing, by wire transfer of same day funds in accordance with wire transfer directions of the Shareholders, as consideration for the Shares, an aggregate cash purchase price in the amount of Twelve Million Seven Hundred Twenty-Seven Thousand Eight Hundred Forty-Eight Dollars ($12,727,848.00) (the "Purchase Price"). The Shareholders shall provide wire transfer directions to Horizon not less than two (2) days prior to the Closing Date.


                                   ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Shareholders, jointly and severally, represent and warrant to Horizon that, as of the Effective Date and as of the Closing Date:

         2.1 Authority Relative to This Agreement. This Agreement has been duly and validly executed and delivered by the Shareholders and constitutes a valid and binding agreement of the Shareholders enforceable in accordance with its terms. The other agreements to be executed and delivered by the Shareholders pursuant to this Agreement will be valid and binding agreements of the Shareholders enforceable in accordance with their respective terms when so executed and delivered by the Shareholders.

         2.2 Title to Stock. The Shareholders as joint tenants are the unconditional sole legal, beneficial, record and equitable owners of the Shares, free and clear of any and all Claims. The Shareholders have not granted and are not a party to any agreement granting preemptive rights, rights of first refusal or any similar or comparable rights with respect to the Shares. At the Closing, the Shareholders will convey to Horizon valid and marketable title to the Shares, free and clear of any and all Claims.

         2.3     Absence of Breach; No Consent.  Except as disclosed on
Schedule 2.3, the execution, delivery, and performance of this Agreement and the other agreements to be executed and delivered pursuant to this Agreement by the Shareholders does not and will not: (a) contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority which affects or binds the Shareholders or the Shares, (b) conflict with or result in a breach of or default under any indenture, loan or credit agreement or any other agreement or instrument to which the Shareholders are a party or by which the Shareholders or the Shares are bound, or (c) require the authorization, consent, approval or license of any third party or entity.

         2.4 Due Organization of Acorn. Acorn is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania with all requisite corporate power and authority to conduct its business operations as being conducted on the Effective Date. Acorn has not qualified as a foreign corporation authorized to do business in any other state. To the knowledge of the Shareholders, Acorn has not failed to so qualify in any jurisdiction where the failure to be so authorized would have a material adverse effect on the business (financial or otherwise) or operations of Acorn. The Shareholders have delivered to Horizon complete and correct copies of the articles of incorporation and bylaws of Acorn as amended to and in effect on the Effective Date. Acorn is not in violation of any term or provision of its articles of incorporation or bylaws.

         2.5 Subsidiaries/Investments. Acorn has no subsidiaries, whether direct or indirect. Acorn has no equity interest or investment in, and does not possesses any other right or obligation to purchase any equity or other investment in, and is not a partner of or joint venturer with, any other person or entity.

         2.6     Due Authorization/Consents.  Except as disclosed on Schedule
2.6 hereto, the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which the Shareholders or Acorn is or will be a party does not, on the Effective Date, and will not, on the Closing Date, (a) violate any decree or judgment of any court or governmental authority which may be applicable to Acorn; (b) violate any law, rule or regulation applicable to Acorn or its business operations as conducted on the Effective Date; (c) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the assets of Acorn under any of the terms, conditions, or provisions of, any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Acorn is a party, or by which Acorn or its assets is bound; (d) permit the acceleration of the maturity of any indebtedness of Acorn; (e) violate or conflict with any provision of the articles of incorporation or bylaws of Acorn; or (f) require the consent, approval or authorization of any person, entity or governmental agency. The execution and delivery of this Agreement by Acorn and the performance of this Agreement by Acorn have been duly authorized by all requisite corporate action of Acorn. This Agreement has been duly and validly executed and delivered by Acorn and constitutes a valid and binding agreement of Acorn enforceable in accordance with its terms.

         2.7 Capitalization of Acorn. The authorized capital stock of Acorn consists of One Thousand (1,000) shares of Common Stock, $1.00 par value per share, of which One Hundred (100) shares are validly issued and outstanding. All such outstanding shares of capital stock of Acorn are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of Acorn are owned of record by the Shareholders. Acorn has provided to Horizon a correct and complete copy of the stock registry and stock transfer records of Acorn listing all shareholders of Acorn and the outstanding share certificates and total number of shares issued to each stockholder of Acorn since its inception. Acorn has no other capital stock authorized for issuance and has no treasury shares. Acorn has not purchased any shares of its capital stock from a shareholder within the three (3) year period prior to the Effective Date. There are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any shares of common stock or any other security constituting, or convertible or exchangeable into, capital stock of Acorn. Since the date of the Acorn Balance Sheet (as defined in Section 2.9 below), no shares of Acorn's capital stock, no options, warrants, or other rights, agreements, or commitments (contingent or otherwise) obligating Acorn to issue shares of capital stock of Acorn, and no other securities or instruments convertible or exchangeable into shares of capital stock of Acorn, have been executed or issued by Acorn. Acorn has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding or authorized capital stock or any capital stock of Acorn to be issued in the future. Acorn is not bound by any exclusive agency or indemnity agreement applicable to the issuance of shares of its capital stock after the Effective Date.

         2.8 Licenses/Compliance with Law. Acorn has the lawful authority and all governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its business operations as presently conducted under the laws of the Commonwealth of Pennsylvania. To the knowledge of the Shareholders, Acorn has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, licenses or permits necessary for or required to conduct its business operations as such are presently being conducted and the absence of which would have a material adverse effect on Acorn. Schedule 2.8 lists all such authorizations, certificates of authority, licenses and permits held by Acorn. There are no pending or, to the knowledge of the Shareholders, threatened legal, administrative, arbitration, or other proceedings of any kind nor any pending or, to the knowledge of the Shareholders, threatened governmental investigations by any federal, state or local government or any subdivision thereof or by any public or private group, which assert or allege any violation of or non-compliance with any governmental requirements or which would have the effect of limiting, prohibiting or changing the business operations of Acorn as presently conducted. To the knowledge of the Shareholders, Acorn has made all filings with governmental agencies required for the conduct of its business operations as such are presented conducted. There are no judgments, consent decrees or injunctions of any court, governmental department, commission, agency or instrumentality by which Acorn is bound or to which Acorn is subject. Acorn is not subject to and has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality. To the knowledge of the Shareholders, Acorn's business operations as presently conducted do not violate or fail to comply in any material respect with any applicable federal, state or local codes, laws, rules or regulations, and Acorn has not received any notices alleging any such violation or non-compliance.

         2.9 Financial Statements. Acorn has delivered to Horizon a copy of (a) unaudited financial statements of Acorn as of December 31, 1994, 1995 and 1996 consisting in each case of an unaudited balance sheet at such respective dates, and the related unaudited statements of income, changes in stockholders' equity and cash flows for the applicable twelve (12) month period then ended and (b) unaudited financial statements of Acorn as of September 30, 1997 (the "Acorn Balance Sheet Date") consisting of an unaudited balance sheet of Acorn at such date (the "Acorn Balance Sheet") and the related statements of income for the applicable month and year-to-date period then ended. Complete and accurate copies of all such financial statements are included as Schedule
2.9 (the "Acorn Financial Statements"). Except as reflected in Schedule 2.9, the Acorn Financial Statements present fairly in all material respects the financial position of Acorn and the results of the operations, changes in stockholders' equity and cash flows of Acorn, as of the respective dates thereof and for the respective periods covered thereby. The Acorn Financial Statements have been prepared in accordance with the usual and customary historical accounting practices of Acorn and not in conformity with generally accepted accounting principles ("GAAP"). Except as set forth in the Acorn Balance Sheet included in the Acorn Financial Statements, and except as also separately reflected in Schedule 2.9, as of the Acorn Balance Sheet Date, there were no liabilities, debts, claims or obligations, whether accrued, absolute, contingent or otherwise, whether due or to become due, which are required by GAAP to be set forth in a balance sheet of Acorn which have not been so set forth in the Acorn Balance Sheet. No dividends or distributions with respect to the capital stock of Acorn had been declared but not paid prior to the Acorn Balance Sheet Date. The Acorn Financial Statements were prepared from the books and records of Acorn. At the Acorn Balance Sheet Date, Acorn owned each of the assets included in Acorn Balance Sheet.

         2.10 No Adverse Change. Since the Acorn Balance Sheet Date, the business of Acorn has been conducted only in the ordinary and usual course and, except as set forth in Schedule 2.10, there has not been (a) any material adverse change in the financial condition, business, properties, assets, or results of operations of Acorn (financial or otherwise); (b) any material loss or damage (whether or not covered by insurance) to any of the assets of Acorn which materially affects or impairs the ability of Acorn to conduct its business as previously conducted or any other event or condition of any character which has materially and adversely affected the business or operations of Acorn; (c) the attaching, placing or granting of, or the agreement to attach, place or grant, any encumbrance on any of the assets of Acorn; (d) any sale or transfer of any material asset of Acorn; (e) any material changes in the terms of, or defaults under, any material contract or agreement of, or binding on, Acorn; (f) any material change in the accounting systems, policies or practices of Acorn; (g) any waiver by or on behalf of Acorn of any rights which have any material value; (h) no taking under condemnation or right of eminent domain of any of the assets of Acorn;
(i) any entry into or termination of any material contract or any other material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material assets) by Acorn; (j) any redemption, repurchase, or other acquisition of any of its capital stock by Acorn; (k) any issuance of capital stock of Acorn or of securities convertible into or rights to acquire any such capital stock; (l) any dividend or distribution declared, set aside or paid on capital stock of Acorn; (m) any transfer or right granted by Acorn of or under any material lease, license, agreement, patent, trademark, trade name, service mark or copyright; (n) any mortgage, pledge, or imposition of any lien or other encumbrance on any material asset of Acorn, or any agreement relating to or contemplating any of the foregoing not in the ordinary and usual course of business; or (o) any default or breach by Acorn in any material respect under any material contract, license, or permit. Since the Acorn Balance Sheet Date, no changes have been made in (a) employee compensation levels, (b) the manner in which employees of Acorn are compensated or (c) supplemental benefits provided to any employees.

         2.11 No Undisclosed Liabilities. True and correct copies of all notes, agreements or other documents evidencing outstanding liabilities of Acorn (as such term is determined pursuant to GAAP), as amended to and in effect on the Effective Date, have been delivered to Horizon by Acorn. Acorn has no material indebtedness or other liabilities which are not adequately disclosed and reflected or reserved against on the Acorn Balance Sheet, except liabilities incurred since the Acorn Balance Sheet Date in the ordinary course of business consistent with past practice which, in the aggregate, would not have a material adverse effect on the business (financial or otherwise), assets or operations of Acorn and except as disclosed in Schedule 2.9. Schedule 2.11 hereto sets forth each liability of Acorn in an amount in excess of $10,000 and each person to whom the aggregate amount of liabilities owed to such person by Acorn exceeds $10,000.

         2.12 Title to and Condition of Properties. Acorn has good, marketable, and insurable title, or valid, effective and continuing leasehold rights in the case of leased property, to all of the assets reflected on the Acorn Balance Sheet and all personal property owned or leased by it or used by it in the conduct of its business in such a manner as to create the appearance or reasonable expectation that the same is owned or leased by it, free and clear of all liens, security interests, restrictions, claims, encumbrances, and charges of any kind whatsoever. The Shareholders do not know of any potential action or assertion of rights, including condemnation, by any party, governmental or other, and no proceedings with respect thereto have been instituted of which the Shareholders or Acorn has notice, that would materially affect the ability of Acorn to utilize each of such assets in its business which are material to such business. Acorn has not received any notices of default or other violations from any landlord regarding any properties leased by Acorn. The assets now owned by Acorn constitute all assets reasonably necessary to enable Horizon to permit the business and operations of Acorn to be conducted on substantially the same terms as such business has been conducted historically and is being conducted on the Effective Date. To the knowledge of the Shareholders, none of the assets owned, leased or used by Acorn in the operation of its business violates or fails to comply in any material respect with any applicable federal, state or local health, fire, environmental, safety, zoning, building or other codes, laws, rules or regulations and Acorn has not received any notice of an alleged violation thereof.

         2.13 Litigation. Except as set forth in Schedule 2.13, no material investigation or review by any governmental entity with respect to Acorn is pending or, to the knowledge of the Shareholders, threatened, nor has any governmental entity indicated to Acorn an intention to conduct the same; and there is no action, suit, or administrative, arbitration or other proceeding (including proceedings concerning labor disputes or grievances or union recognition) pending or, to the knowledge of the Shareholders, threatened against or affecting Acorn to which Acorn is a party, at law or in equity, before any federal, state, or municipal court or other governmental department, commission, board, bureau, agency, or instrumentality. Acorn is not now, and has not been, a party to any agreement, injunction, order or decree restricting the method or geographic area under which Acorn may conduct business operations or the marketing of any of its products or services or the product or services it may sell.

         2.14 Real Property Leases. Schedule 2.14 lists all leases of real property to which Acorn is a party (the "Real Property Leases"). Accurate and complete copies of the Real Property Leases, as amended to the Effective Date, have been made available or delivered to Horizon. Neither the Shareholders nor Acorn is aware, and neither the Shareholders nor Acorn has received any notices, that the land, buildings, facilities or other structures and improvements subject to the Real Property Leases are not in compliance with any applicable zoning, environmental or health laws and regulations or any other similar law, statute, regulation or ordinance. Acorn is in peaceful and undisturbed possession of the property subject to the Real Property Leases. To the knowledge of the Shareholders, all covenants or other restrictions (if any) to which any of the real property leased to Acorn pursuant to the Real Property Leases are subject are being properly performed and observed in all material respects by Acorn, and Acorn has not received any notice of violation (or claimed violation) thereof which has not been resolved. Acorn has delivered to Horizon true, correct and complete copies of all reports, surveys or audits of any engineers, insurance companies, environmental consultants or other consultants in the possession of Acorn relating to any of premises subject to the Real Property Leases. There is no pending proceeding or governmental action, and Acorn has not received notice of any threatened proceeding or governmental action, to condemn or take by the power of eminent domain (or to purchase in lieu thereof) all or any part of the property subject to the Real Property Leases which is material to the operations of Acorn as presently conducted. Acorn does not own any real property.

         2.15 Intellectual Property. Schedule 2.15 is an accurate and complete list of all copyrights, patents, trade names, trademarks, service marks or other intellectual property that Acorn uses in its business operations. Except as disclosed on Schedule 2.15, Acorn has no United States or foreign patents, patent applications, patent licenses, trademarks or service mark registrations (and applications therefor), and has no copyrights and copyright registrations (and applications therefor), trade secrets, inventions, processes, designs, know-how and formula which are owned or licensed for use by Acorn and utilized by Acorn in the business operations of Acorn as presently conducted. There is no adverse claim of infringement against Acorn, or to the knowledge of the Shareholders, any threatened litigation or claim of infringement. To the knowledge of the Shareholders, Acorn does not utilize any intellectual property or proprietary trade secret information which infringes any trademark, trade name, service mark, copyright or patent of another, and Acorn has not received any notice contesting its right to use any trade name, intellectual property or proprietary trade secret information now used by it in connection with its business operations. Acorn has not granted any license to a third party in respect of any of its intellectual property or confidential proprietary information.

         2.16    Contracts.

                 (a) Material Contracts. Schedule 2.16 lists all material contracts or agreements of the following types to which Acorn is a party or by which Acorn is bound:

                          (i) any contract pursuant to which Acorn owns, manages, develops or operates an employee assistance program, comprehensive managed care or any similar or related program or service for any other person or entity (the "Acorn EAP Contracts");

                          (ii) any contract or agreement with a physician, psychiatrist, psychologist or other health care provider or any partnership or professional association or corporation owned by physicians, psychiatrists, psychologists or other health care providers;

                          (iii) any contract or agreement which is not terminable upon thirty (30) days or less notice or which obligates Acorn to the payment of more than $10,000 including, without limitation, loan agreements;

                          (iv)    any contract or agreement for the
                 maintenance, purchase or sale of equipment or capital assets having a contractual liability in excess of $10,000;

                          (v) any power of attorney (other than routine powers given to governmental officials authorizing service of process);

                          (vi)    any lease of personal property;

                          (vii) any guaranty, suretyship agreement or other agreement relating to any contingent liability or indebtedness of a third party;

                          (viii) any contract with an independent agent or broker acting on behalf of Acorn;

                          (ix) any contract or agreement with an independent consultant;

                          (x) any contract or agreement restricting the method by which Acorn conducts its business or the marketing of any of its products or services; and

                          (xi) any contract or agreement between Acorn and the Shareholders or any other affiliates of Acorn including, without limitation, affiliates of the Shareholders.

                 (b) Copies/Status of Material Contracts. True, complete and correct copies of all contracts listed in Schedule 2.16 have been delivered or made available to Horizon. Except to the extent disclosed on Schedule 2.16 (i) all of the contracts listed on Schedule 2.16 are in full force and effect, (ii) Acorn has not received any notice of cancellation with respect to any such contract or been advised that the other party thereto intends to cancel any such agreement, (iii) there are no material outstanding disputes under any of such contracts, (iv) each such contract is with an unrelated third party entered into on an arms-length basis in the ordinary course of business, (v) there are no material defaults under any of such contracts, (vi) there are no verbal amendments, modifications or other understandings relating to such contracts which are legally binding on the parties thereto and are material, and (vii) to the knowledge of the Shareholders, Acorn has no obligation that has accrued to refund all or any portion of the fees that have been paid under any Acorn EAP Contract.

                 (c) Acorn EAP Contracts. With respect to the Acorn EAP Contracts, Schedule 2.16 also lists: (i) the termination date of each contract; (ii) any rights to cancel prior to the termination date contained in the contract; (iii) any renewal rights or obligations under the contract; (iv) the fees payable to Acorn under the contract; and (v) the number and location or locations of the employees covered by the contract.

         2.17 Employees, Et Cetera. Schedule 2.17 hereto lists in accurate and complete detail all employees of Acorn as of the Effective Date, their job titles, annual rates of compensation, accrued vacation, holiday and sick leave as of the most recent regular payroll date of Acorn immediately preceding the Effective Date, other fringe benefits, if any, a description of any severance arrangements, if any, and the amounts payable with respect to such accrued vacation, holiday and sick leave as of the most recent payroll date of Acorn immediately preceding the Effective Date and the rate at which such vacation, holiday and sick leave will accrue after the Effective Date. Except as shown on Schedule 2.17, Acorn is not bound by any written contract of employment with any of its employees and all oral employment contracts are terminable at will, subject to applicable law, or by any consulting or similar agreements. Except as set forth in Schedule 2.17, Acorn is not a party to any employment or other agreement, whether written or oral, pursuant to which Acorn has agreed to make a loan to, or guarantee any loan of, any employee or relating to any bonus, deferred compensation, severance pay or similar plan, agreement, arrangement or understanding. Except as listed on Schedule 2.17 or Schedule 2.18 hereof, Acorn has no Welfare Plan (as defined in Section 3(1) of The Employee Retirement Income Security Act of 1974, as amended ("ERISA")), no Pension Plan (as defined in Section 3(2) of ERISA), nor any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice or policy with respect to employees. Acorn has complied with all requirements of Sections 6001 through 6008 of ERISA and Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") with respect to itself and its employees. Acorn is not bound, and following the Closing will not be bound, by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in the written agreements identified in Schedule 2.17.

         2.18    Employee Benefit Plans.  Except as disclosed in Schedule 2.18:

                 (a) Acorn does not maintain or contribute to, and has not in the past maintained or contributed to, any Pension Plan or Welfare Plan, nor is Acorn presently, or has it ever been, a participating employer in any Multiemployer Plan (as defined in ERISA Section 3(37) or Section 414(f) of the Code).

                 (b) With respect to each Pension Plan and each Welfare Plan listed on Schedule 2.18, to the knowledge of the Shareholders:
         (i) there is no fact, including, without limitation, any reportable event, that exists that would constitute grounds for termination of such plan by The Pension Benefit Guaranty Corporation ("PBGC") or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (ii) neither Acorn nor any fiduciary, trustee, or administrator of any such Pension Plan or Welfare Plan, has engaged in a prohibited transaction that would subject Acorn to any material tax or any material penalty imposed by ERISA or the Code; (iii) Acorn has not incurred any material liability to the PBGC (other than for payment of premiums); (iv) Acorn has contributed all amounts it is required to contribute under the terms of the plan in question and applicable law, and there is no accumulated funding deficiency with respect to any Pension Plan, whether or not waived, other than routine, non-contested claims for benefits. There is not pending or, to the knowledge of the Shareholders, threatened any claim by or on behalf of or against any Pension Plan or Welfare Plan, by any employee or former employee covered or previously covered under any Pension Plan or Welfare Plan, or otherwise involving any Pension Plan or Welfare Plan.

                 (c) There has been no termination of any Pension Plan or Welfare Plan by Acorn during the five-year period prior to the Effective Date.

                 (d) No material liability has been incurred under Title IV of ERISA by Acorn with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, Acorn within the meaning of Sections 414(b) or (c) of the Code.

                 (e) No Welfare Plan listed on Schedule 2.18 is funded with a trust or other funding vehicle, other than insurance policies.

                 (f) Each Welfare Plan, Pension Plan, and any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, medical, dental, life insurance, accident, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by Acorn is maintained, administered, and operated in accordance with all applicable laws, including but not limited to, ERISA and the Code. All governmental reports and returns (including, but not limited to, annual IRS/DOL 5500-series information returns/reports) required to be filed in connection with each Welfare Plan and Pension Plan have been timely filed, and were true and complete when filed.

                 (g) Each Pension Plan listed on Schedule 2.18 which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "Service") as to the qualification under the Code of each such Pension Plan as amended to comply with the Tax Reform Act of 1986 and all applicable subsequent legislation, and, to the knowledge of the Shareholders, no event has occurred since the date of such favorable determination letter that would adversely affect such qualification. No Pension Plan is or has at any time subject to ERISA
         Section 302 or Code Section 412.

                 (h) Except as expressly contemplated by this Agreement or as disclosed on Schedule 2.18, no bonus, severance pay, or any other employee benefit under any Welfare Plan, Pension Plan, or any other type of pension, profit sharing, deferred compensation, retirement, stock option, bonus, severance, or other employee benefit or compensation plan, agreement, arrangement, practice, or policy with respect to employees maintained by or contributed to by Acorn is payable or exercisable as a result of the transaction contemplated by this Agreement, and the payment, exercise, or vesting of any such bonus, severance pay, or employee benefit will not be accelerated or otherwise enhanced by such transaction.

                 (i) The Shareholders have delivered to Horizon true, correct, and complete copies of all of the following items with respect to any and all Welfare Plan or Pension Plan: (i) the current plan document, including any and all current amendments thereto; (ii) the current trust agreement, and all current amendments thereto, and all other current agreements between the Company and the trustee or any other plan fiduciary; (iii) the current Summary Plan Description and all Summaries of Material Modifications; (iv) written summaries of any and all unwritten agreements, policies, or understandings between Acorn and any employee or group of employees (including an indeterminate group of employees, and all employees generally) concerning any Acorn Plan, whether or not Acorn considers such written agreements, policies, or understandings to be binding on it; (v) all individual or group insurance or annuity contracts, including any "stop loss," "excess loss," or similar insurance contract currently in force; (vi) all agreements with health maintenance organizations ("HMO's"), preferred provider organizations ("PPO's"), or other providers of healthcare services currently in force; (vii) all agreements with all persons for the provision of administrative, record keeping, claims handling or review, consulting, and/or investment management services currently in force; the last filed IRS/DOL 5500-series form currently in force.

                 (j) All required contributions to all Welfare Plan or Pension Plan and all premiums, fees, or other payments required to be made in connection with any Plan have either been timely made or are reflected on an accrual basis in the Acorn Balance Sheet, whether or not presented on an accrual basis. Prorated portions of any and all contributions or premiums, fees, or other payments that are not yet required to be made to or in connection with any Plan, but that, in the normal course, will be required to be made at any time during the next twelve months, have been included in the financial statements as if accrued.

                 (k) No Welfare Plan provides benefits to any employee after termination of employment, or to a director or independent contractor after he or she ceases to be a director or to perform services for the Company, except on a basis that will at all times require that the former employee, director, or independent contractor pay and bear all costs of his or her coverage.

                 (l) No Plan is currently under audit by the Internal Revenue Service ("IRS") or the U.S. Department of Labor ("DOL"), nor to the best of the Shareholder's knowledge is any Plan likely to become the subject of an IRS or DOL audit within the next twelve months.

                 (m) No Plan holds any "employer securities" within the meaning of ERISA Section 407(d)(1) or any "employer real property" within the meaning of ERISA Section 407(d)(2). Except to the extent that any Pension Plan is an "ERISA Section 404(c) Plan" within the meaning of 29 C.F.R. Section 2550.404c-1(b)(1), no Pension Plan has any investment that:

                          (i) Except in the case of any contract issued by an insurance company, is not publicly traded;

                          (ii) In the case of any contract issued by an insurance company, is not issued by a carrier rated AAA by Standard & Poor's Corporation or the equivalent by another nationally recognized agency.

                 (n) None of the transactions contemplated by, or incident to, this Agreement, or any combination of any such transactions, including all such transactions, will result in any cancellation or loss of, or a reduction in coverage under, any insurance policy including any "stop loss" or "excess loss" policy, any obligation to provide conversion coverage, or any HMO, PPO, or other healthcare contract in connection with any Welfare Plan.

                 (o) Acorn does not receive significant services from leased employees within the meaning of Section 414(n)(2) of the Code or from independent contractors who work, on average, more than ten hours per week for Acorn, or who as of the date of this Agreement have worked for Acorn for more than six months, except for health care providers that contracted with Acorn to provide services to employees of its customers.

True, correct and complete copies of each Pension Plan and Welfare Plan listed on Schedule 2.18 as amended to and in effect on the date hereof; any agreements entered into in connection with each such Pension Plan and Welfare Plan; the most recent annual report filed with the Service for each such Pension Plan and Welfare Plan; the most recent actuarial report, if any, for each such Pension Plan and Welfare Plan; the most recent summary plan description, together with each summary of material modifications; and any other communication generally disseminated to employees or former employees of Acorn describing benefits provided under each such Pension Plan and Welfare Plan, have been delivered or made available to Horizon.

         2.19 Receivables. All accounts receivable, notes receivable and other receivables (the "Receivables") of Acorn, whether or not reflected in the Acorn Balance Sheet, arise out of transactions in the ordinary course of business. An aged accounts receivable report of Acorn as of September 30, 1997 has been delivered or made available to Horizon.

         2.20 Accounts Payable. The accounts payable and accrued expenses reflected on the Acorn Balance Sheet and in Schedule 2.9 and those reflected on the books of Acorn at the time of the Closing will reflect all material amounts owed by Acorn in respect of trade accounts due and other payables required by GAAP to be identified on such Acorn Balance Sheet or in the books of Acorn. No account payable or accrued expenses of Acorn is past due or otherwise in default by Acorn.

         2.21 Broker's and Finder's Fees. Except for a fee payable by the Shareholders to Howard, Lawson & Co., no agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, Acorn or the Shareholders is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby.

         2.22 Labor Practices. Acorn has no collective bargaining or other labor union agreements. There is no unfair labor practice complaint against Acorn pending before the National Labor Relations Board, there is no pending or, to the knowledge of the Shareholders, threatened labor dispute, strike or work stoppage affecting Acorn's business, nor has there been any of the same or any labor union organizing activity relating to Acorn employees within the last three (3) years.

         2.23 Insurance. Schedule 2.23 lists all insurance policies and coverages maintained by or for Acorn including but not limited to real and personal property insurance, comprehensive liability insurance, automobile liability insurance, workers' compensation insurance, medical malpractice insurance and professional liability insurance. Schedule 2.23 lists all insurance claims submitted in connection with property damage or in connection with liability, medical or professional malpractice claims involving Acorn or any of its employees since January 1, 1994.

         2.24 Environmental Matters. Acorn has not received any notice from any governmental authority or private person or entity advising it that Acorn, its assets, any real property it occupies or leases or its business operations is or has been in violation of any environmental law or any applicable environmental permit or that Acorn is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, hazardous or toxic wastes, substances or materials at, on or beneath the property subject to the Real Property Leases or otherwise. Acorn is not the subject of federal, state, local or private litigation or proceedings involving a demand for damages or other potential liability with respect to violations of environmental laws.

         2.25 Taxes. All reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes (defined below), including information returns or reports with respect to backup withholding and other payments to third parties, (collectively, "Returns") of Acorn required by law to be filed on or prior to the Effective Date have been prepared and properly filed or valid extensions obtained, and all Taxes imposed upon Acorn or any of its properties, assets or income which are due and payable or claimed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government ("Taxing Authority") to be due and payable have been paid. The term "Taxes" shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any Taxing Authority including, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which
(i) Acorn and (ii) any individual, trust, corporation, partnership or any other entity as to which Acorn is liable for Taxes incurred by such individual or entity either as a transferee, or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations is required to pay, withhold or collect. The liability for accrued taxes as shown in the Acorn Balance Sheet (net of amounts reserved for deferred taxes) is sufficient for the payment of all unpaid Taxes of Acorn accrued for or applicable to all years and periods prior to the Acorn Balance Sheet Date and for which Acorn may at that date have been liable in its own right or by reason of its being a member of any group of corporations filing consolidated tax returns (including any such amounts payable as a result of an audit of any tax return for any such period). Acorn utilizes the accrual method of accounting for tax purposes.

         There are no claims for Taxes pending against Acorn nor any tax liens (other than for current Taxes not yet due and payable) upon the assets of Acorn, and Acorn does not know of any threatened claim for tax deficiencies or any basis for such claims, and there are not now in force any waivers or agreements by Acorn for the extension of time for the assessment of any tax, nor has any such waiver or agreement been requested by the Service or any other Taxing Authority.

         The Federal income tax returns of Acorn have not been examined or audited by the Service. No material issues have been raised in any examination by any Taxing Authority with respect to the businesses and operations of Acorn which could be expected to result in a proposed adjustment to the liability of Acorn for Taxes for any period.

         Acorn has paid or is withholding and has or will pay when due to the proper Taxing Authorities all withholding amounts and taxes required to be withheld or paid for all income, unemployment, social security, Medicare or other similar Taxes, programs or benefits with respect to wages, salary and other compensation of directors, officers and employees of Acorn.

         Acorn has made an election under Section 1362 of the Code and Pennsylvania law to be an "S Corporation" as defined in Section 1361 of the Code for federal and state income tax purposes which elections were duly made in accordance with all applicable rules and regulations under the Code and Pennsylvania law. Such elections have been in effect during the entire period of the existence of Acorn and, during the period of existence from its inception to the Effective Date, the Company has satisfied all the requirements under Section 1361 of the Code and under Pennsylvania law necessary to have the status as an S Corporation for federal and state income tax purposes.

         Acorn has not filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax law) concerning collapsible corporations or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax law) apply to any disposition of any asset owned by it.

         Acorn has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under
Section 280G of the Code.

         Acorn has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No shareholder of Acorn is a person other than a United States person within the meaning of the Code. Acorn has not participated in an international boycott as defined in Code Section 999.

         Acorn has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code. Acorn is not a party to any tax allocation or sharing agreement. Acorn (a) has never been a member of an affiliated group filing a consolidated federal income tax return and (b) has no liability for the taxes of any person (other than any of Acorn) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. Acorn has not agreed, nor is it required to make, any adjustment under Code
Section 481(a) by reason of a change in accounting method or otherwise.

         Horizon has been furnished by the Shareholders or Acorn true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by Acorn or on behalf of Acorn relating to Taxes, and (ii) all federal and state income or franchise tax returns for Acorn for all periods ending on and after December 31, 1990.

         Acorn has filed all reports and has created and/or retained all records required under Section 6038A of the Code with respect to its ownership by and transactions with related foreign parties. Each related foreign person required to maintain records under Section 6038A with respect to transactions between Acorn and the related foreign person has maintained such records. All documents that are required to be created and/or preserved by the related foreign person with respect to transactions with Acorn are either maintained in the United States, or Acorn is exempt from the record maintenance requirements of Section 6038A with respect to such transactions under Treasury Regulation section 1.6038A-1. Acorn is not a party to any record maintenance agreement with the Internal Revenue Service with respect to Section 6038A. Each related foreign person that has engaged in transactions with Acorn has authorized Acorn to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with Acorn, and each such authorization remains in full force and effect.

         None of the assets of Acorn is property which Acorn is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

         Acorn is not a party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

         All material elections with respect to Taxes affecting Acorn as of the date hereof are set forth in Schedule 2.25. After the date hereof, no election with respect to Taxes will be made without the written consent of Horizon. Schedule 2.25 contains accurate and complete description of Acorn's basis in its assets, Acorn's current and accumulated earnings and profits, Acorn's tax carryovers, and tax elections made by any Shareholder affecting Acorn. Acorn has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

         None of the assets of Acorn directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

         None of the assets of Acorn is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

         The transaction contemplated herein is not subject to the tax withholding provisions of Code Section 3406, or of subchapter A of Chapter 3 of the Code or of any other provision of law.

         Acorn does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and a foreign country.

         2.26 Transactions With Affiliates. Except as disclosed on Schedule 2.26, there are no loans, leases, agreements, contracts or other transactions between Acorn and any present or former stockholder, director or officer of Acorn, or any member of such stockholder's, director's or officer's immediate family, or any entity controlled by any such person. No Shareholder, director or officer of Acorn nor any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director of, or in any representative or agent capacity for, any competitor, customer, provider or supplier of Acorn or any organization which has a material contract or arrangement with Acorn.

         2.27 Improper Payments. Neither Acorn, nor any shareholder, director, officer, employee or agent of Acorn has made any improper bribes, kickbacks or other payments to, or received any such payments from, customers, vendors, suppliers or other persons contracting with Acorn and has not proposed or offered to make or receive any such payments.


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF HORIZON

         Horizon represents and warrants to the Shareholders that, as of the Effective Date hereof and as of the Closing Date:

         3.1 Due Organization of Horizon. Horizon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to conduct its business operations as being conducted on the Effective Date.

         3.2 Due Authorization/Consents. The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Horizon is or will be a party has been duly authorized by all requisite corporate action of Horizon and does not, on the Effective Date, and will not, on the Closing Date, (i) violate any decree or judgment of any court or governmental authority which may be applicable to Horizon; (ii) to the knowledge of Horizon, violate any law, rule or regulation binding on Horizon; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon, any of the assets of Horizon under any of the terms, conditions, or provisions of any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Horizon is a party, or by which Horizon or its assets are bound; (iv) permit the acceleration of the maturity of any indebtedness of Horizon; (v) violate or conflict with any provision of the certificate of incorporation or bylaws of Horizon; or (vi) require the consent, approval or authorization or any person, entity or governmental agency.

         3.3 Execution/Enforceability. This Agreement has been duly and validly executed and delivered by Horizon and constitutes a valid and binding agreement of Horizon enforceable in accordance with its terms. The other agreements to be executed and delivered by Horizon pursuant to this Agreement will be valid and binding agreements of Horizon enforceable in accordance with their respective terms when so executed and delivered by Horizon.

         3.4 Broker's and Finder's Fees. No agent, broker, employee, officer, stockholder or other person or entity acting on behalf of, or under the authority of, Horizon is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto in connection with this Agreement or any of the transactions contemplated hereby.


                                   ARTICLE IV
            CERTAIN AGREEMENTS APPLICABLE PRIOR TO THE CLOSING DATE

         4.1 Access and Information. The Shareholders and Acorn shall give to Horizon and its accountants, counsel and other representatives full access during normal business hours upon reasonable notice throughout the period prior to the Closing Date to all properties, books, contracts and records (including tax returns and insurance policies) of or relating to Acorn and all other information pertaining to Acorn as may be reasonably requested by Horizon. Except as consented to by Horizon or the Shareholders, all information obtained hereunder which is not otherwise public shall be held confidential and, in the event of termination of this Agreement, except to the extent required because of any pending or threatened litigation or governmental proceeding, all documents (including copies thereof) obtained hereunder containing such information shall be destroyed or returned to the party from which they were obtained.

         4.2 Monthly Financial Statements. From the Effective Date through the Closing Date, Acorn will prepare monthly and year-to-date unaudited financial statements consistent with GAAP and will promptly deliver the same to Horizon. The representations contained in Section 2.9 with respect to the Acorn Financial Statements will be applicable to all such monthly unaudited financial statements so prepared and delivered; provided, however, that such unaudited financial statements shall be subject to normal year-end adjustments, none of which will be material.

         4.3     Operation of Businesses; Course of Conduct.

                 (a) The Shareholders and Acorn agree that from the Effective Date to the Closing Date, except as otherwise consented to or approved by Horizon in writing, and except as provided in Section
         4.10 and Section 4.11, below, Acorn will operate its business as presently operated in the ordinary course and, consistent with such operation, Acorn will substantially comply with all applicable legal and contractual obligations, and will use its best efforts consistent with past practice to preserve its business organization intact and to preserve the goodwill of its suppliers, customers and others with whom it has business relationships; and neither the Shareholders nor Acorn will take any action (or omit to take any action) which action or omission would cause any representation or warranty contained in
         Article II hereof to be untrue at any time at or prior to or on the Closing Date as if such representation or warranty were made at and as of such time, or make any change in any method of reporting income or expenses for federal or state income tax purposes or state franchise tax purposes. In addition, Acorn and the Shareholders agree that, from the date hereof through the Closing Date, Acorn shall not, without the prior written consent of Horizon, and the Shareholders shall not allow Acorn to:

                          (i) incur any expense, obligation, or liability (whether capital, contingent, absolute or otherwise), except in the ordinary course of business with respect to performance of the Acorn EAP Contracts in accordance with their respective terms, in excess of $5,000;

                          (ii) make (1) any change, except in the ordinary course of business, in the assets (including, but not limited to, any change in the composition of such assets so as to materially alter the proportion of cash thereof) or liabilities of Acorn, or (2) any commitment for any capital expenditures including, without limitation, replacements of equipment in the ordinary course of business, involving, in the aggregate, more than $5,000, except with respect to performance of the Acorn EAP Contracts in accordance with their respective terms;

                          (iii)   make any change in the articles of
                 incorporation or bylaws of Acorn;

                          (iv) (1) authorize any shares of the capital stock of Acorn for issuance, (2) issue or agree to issue any shares of any authorized but unissued shares of the capital stock of Acorn, (3) grant, issue, or make any option or commitment relating to the capital stock of Acorn, or any other security constituting, or convertible or exchangeable for, capital stock of Acorn, or (4) purchase or otherwise acquire any outstanding shares of the capital stock of Acorn;

                          (v) (1) declare or pay any dividend, make any other distribution or payment, or set aside any amount for payment, with respect to any shares of the capital stock of Acorn, except as expressly contemplated in Sections 4.10 and
                 4.11 or (2) directly or indirectly, redeem, purchase or otherwise acquire any shares of the capital stock of Acorn or make any commitment relating thereto;

                          (vi) (1) make any material increase in the compensation payable or to become payable to any of the officers, employees or agents of Acorn (including any bonus or incentive payment or arrangement), other than normal yearly salary increases and scheduled increases under presently existing compensation plans and currently anticipated bonuses pursuant to existing bonus arrangements and except as expressly contemplated by Section 4.10 hereof, or (2) make, amend, or enter into any written employment or consulting contract or any bonus, stock option, profit sharing, pension, retirement or other similar payment or arrangement;

                          (vii) make, enter into, modify or extend any employee assistance program contract;

                          (viii) enter into any agreement resulting in the imposition of any mortgage or pledge of any assets of Acorn or the creation of any mortgages, liens, pledges, charges, security interests, encumbrances, options, rights of third parties or restrictions (collectively, "Liens") on any of such assets, except Liens incurred in the ordinary course of business (not securing borrowed money or obligations of others) in respect of obligations not overdue, Liens for taxes, governmental charges, or claims not then required to be paid, and encumbrances on real property which do not materially and adversely affect the operations of such properties;

                          (ix)    take any action which would prevent
                 compliance with any of the conditions in Article V of this Agreement;

                          (x) enter into or engage in any transaction with any officer, director, shareholder or affiliate of Acorn except for the payment of salaries in the ordinary course of business;

                          (xi) (1) carry on any negotiations with other parties relating to the acquisition of capital stock or any material assets of Acorn or (2) merge or consolidate with or into any entity or sell or otherwise dispose of, or purchase, any material assets or properties (other than sales of obsolete inventory or equipment and purchases of items of inventory or equipment in replacement therefor, in the ordinary course of business consistent with past business practice) or enter into any agreement in respect of such merger, consolidation, purchases, sales, and dispositions; and

                          (xii) cancel or surrender any insurance policies issued to Acorn.

                 (b) Notwithstanding any provision of this Agreement to the contrary, Acorn and the Shareholders covenant and agree that from the Effective Date to the Closing Date:

                          (i) Horizon shall be permitted access to the Acorn EAP Contract clients and shall have the right to discuss with such clients all aspects of the Acorn EAP Contract with such client;

                          (ii) Acorn shall not make or implement any employee or officer hiring or termination decision without the prior written consent of Horizon which shall not be unreasonably withheld or delayed; and

                          (iii) Acorn shall involve Horizon and allow Horizon to participate in all discussions, correspondence or negotiations relating to any existing or proposed new Acorn EAP Contract and shall not modify, amend or renew any Acorn EAP Contract and shall not enter into any new employee assistance program contract without the prior written consent of Horizon which shall not be unreasonably withheld or delayed.

         4.4 Consents. The Shareholders, Acorn and Horizon shall take all steps reasonably necessary to obtain the written consent or approval of each and every governmental agency whose consent or approval shall be required in order to permit the consummation of the transactions contemplated by this Agreement.

         4.5 Public Communications. All press releases or other public communications of any sort relating to this Agreement, and the method of the release for publication thereof, shall be subject to the prior approval of both Horizon and the Shareholders, which approval shall not be unreasonably withheld by either of such parties, except to the extent that disclosure is otherwise required by law or judicial process.

         4.6 Solicitation of Inquiries. From the Effective Date to the Closing Date, neither the Shareholders nor Acorn shall solicit from any other person, firm, corporation or other entity any inquiries or proposals relating to the disposition of any substantial portion of Acorn's business or assets (other than in the ordinary course of business) or to the acquisition of all or a substantial portion of its capital stock (whether issued and outstanding or authorized but not issued) or to the merger, reorganization or consolidation of Acorn. Until the Closing Date, each of the Shareholders and Acorn additionally agree that, without the prior written consent of Horizon, it will not furnish to any person or entity (other than Horizon and its directors, employees, agents and representatives) any non-public information concerning Acorn or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of Acorn or any of its capital stock or (other than in the ordinary course of business) assets.

         4.7 Cooperation. The parties will fully cooperate each with the other and their respective counsel and accountants in connection with any steps required to be taken as part of their obligations under this Agreement. The Shareholders, Acorn and Horizon each agrees to use its best efforts to make all necessary filings and to obtain all necessary consents to the transactions contemplated by this Agreement, including without limitation all consents of parties to any contracts or agreements requiring such consents, and all necessary consents of governmental authorities.

         4.8 Updating of Schedules. The Shareholders and Acorn shall notify Horizon of any changes, additions, or events which may cause any change in or addition to the Schedules delivered by the Shareholders under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such Schedules. No notification of a change or addition to a Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty resulting from such change or addition unless Horizon specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification, nor shall any such notification be considered to constitute or give rise to a waiver by Horizon of any condition set forth in this Agreement, unless Horizon specifically agrees thereto in writing or consummates the Closing under this Agreement after receipt of such written notification. Nothing contained herein shall be deemed to create or impose on Horizon any duty to examine or investigate any matter or thing for the purposes of verifying the representations and warranties made by the Shareholders herein.

         4.9 Preparation of Returns and Payment of Taxes. Acorn shall prepare and timely file, subject to Horizon's review and approval, all federal and Pennsylvania Returns and amendments thereto required to be filed by it on or before the Closing Date. Acorn shall pay and discharge all federal and Pennsylvania Taxes, assessments and governmental charges upon or against it or any of its properties or assets, and all liabilities at any time existing, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as: (a) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any material adverse effect upon the condition (financial or otherwise) or operations of Acorn; and (b) Acorn shall have set aside on its books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition (together with interest and penalties relating thereto, if any).

         4.10    Payment of Bonuses and Shareholder Distribution.
Notwithstanding any other provision of this Agreement to the contrary, Horizon agrees that:

                 (a) On or before the Closing Date, Acorn may pay a cash bonus to Dr. Melvyn S. Goldsmith in the amount of Nine Hundred Thousand Dollars ($900,000);

                 (b) On or before the Closing Date, Acorn may pay cash bonuses to certain employees of Acorn as set forth in the Employee Bonus Schedule included in Schedule 2.17 in the aggregate amount of One Hundred Eighty Thousand Dollars ($180,000); and

                 (c) On the Closing Date, Acorn may pay a distribution to the Shareholders in an amount equal to all Cash and Cash Equivalents held by Acorn on the Closing Date after the payment of the above-described bonuses and reserving cash for (or paying) the payment of all employer payroll or other taxes (i.e. Social Security and Medicare payroll taxes) owed with respect to such bonuses.

         4.11 Excluded Assets. Horizon agrees that, on or prior to the Closing Date, Acorn and the Shareholders may cause Acorn to distribute to the Shareholders the corporate assets listed on Schedule 4.11 (the "Excluded Assets").


                                   ARTICLE V
                              CONDITIONS PRECEDENT

         5.1 Conditions to Obligations of Both the Shareholders and Horizon. The respective obligations of the Shareholders and Horizon shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) All necessary federal, state and local governmental permits and approvals required to carry out the transactions contemplated by this Agreement, and all other required consents, waivers or approvals of other third parties shall have been obtained.

                 (b) No inquiry by any governmental agency or instrumentality shall have been made which would or could, and no action or proceeding of any kind shall have been asserted, threatened or instituted to restrain or prohibit the carrying out of the transactions or any part thereof contemplated by this Agreement, or which, if such transactions are consummated, seeks to recover damages or other relief which would materially and adversely affect the business, properties or assets of Acorn or Horizon.

         5.2 Conditions to Obligations of the Shareholders. The obligations of the Shareholders shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of Horizon set forth in this Agreement shall be true and correct at and as of the Effective Date and shall also be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by the Shareholders. The Shareholders shall have received a certificate of Horizon, dated the Closing Date and duly executed by an authorized officer, to such effect.

                 (b) Horizon shall have performed all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date.

                 (c) The Shareholders shall have received an opinion dated the Closing Date of Strasburger & Price, L.L.P., counsel to Horizon, in form and substance reasonably satisfactory to the Shareholders to the effect that (i) Horizon is a corporation organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to own or lease its properties and to carry on its business as now conducted; (ii) Horizon has the corporate power to execute, deliver and perform this Agreement and the other agreements contemplated by this Agreement, and all corporate action of Horizon necessary for such execution, delivery and performance has been duly taken; (iii) neither the execution or delivery of this Agreement, nor the performance thereof, will conflict with or result in a breach of any term of, or constitute a default under, the certificate of incorporation or bylaws of Horizon or any statute, rule or regulation applicable to Horizon, or, to the knowledge of such counsel (A) violates or will violate any provision of, or constitutes or will constitute a default under any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which Horizon is bound, or (B) violate in any material respect any order, writ, injunction or decree applicable to Horizon;
         (iv) this Agreement and the agreements contemplated by this Agreement have been validly executed by Horizon, and each such agreement constitutes legal, valid, and binding agreements of Horizon enforceable in accordance with their respective terms (which opinion shall be based on the assumption that, notwithstanding the choice of law provision of the

         Agreement, a court applies Texas law) except to the extent that enforceability may be limited by applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights from time to time in effect, and general principles of equity; and (v) to such counsel's knowledge (A) there is no order, judgment or decree of any court or regulatory authority which would prohibit the consummation of the transactions contemplated hereby, and (B) no action or proceeding has been instituted in, with or by any court or regulatory authority which has as one of its purposes or may have as one of its effects the prohibition of any of such transactions. In giving such opinion, such counsel may limit its opinion solely to the laws of the State of Texas and the United States of America and the Delaware General Corporation Law and rely upon certificates of public officials and officers of Horizon. All such opinions may include assumptions, qualifications, and comments as are generally contained in legal opinions given in transactions similar to the transaction contemplated by this Agreement.

                 (d) All consents, waivers or approvals from any third party (including any federal, state or local governmental agency or instrumentality) as may be necessary or appropriate in connection with the Shareholders' execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby shall have been obtained.

                 (e) On the Closing Date, Horizon shall have executed and delivered the Executive Services Agreement with Dr. Melvyn S. Goldsmith in the form of Exhibit A (the "Executive Services Agreement").

                 (f) On the Closing Date, Horizon shall have executed and delivered the Lease Agreement with M&B Goldsmith, a Pennsylvania general partnership of which Dr. Melvyn S. Goldsmith is a general partner, in the form of Exhibit B (the "Lease Agreement").

                 (g) On the Closing Date Horizon shall have executed and delivered the Post-Closing Escrow Agreement with the Shareholders in the form of Exhibit C (the "Post-Closing Escrow Agreement").

                 (h) On the Closing Dated, Acorn shall have paid to Dr. Melvyn S. Goldsmith the cash bonus and paid to the Shareholders the distribution as specified in Section 4.10 of this Agreement.

                 (i) On or prior to the Closing Date, Acorn shall have executed and delivered such bills of sale, assignments and other transfer documents as may be necessary to assign and convey the Excluded Assets to the Shareholders.

         5.3 Conditions to the Obligations of Horizon. The obligations of Horizon shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) The representations and warranties of the Shareholders set forth in this Agreement shall be true and correct at and as of the Effective Date and shall also be true and correct at and as of the Closing Date as though made at and as of the Closing Date, except to the extent such representations and warranties are not true and correct by reason of actions permitted or authorized by this Agreement or consented to in writing by Horizon. Horizon shall have received a certificate of the Shareholders, dated the Closing Date and duly executed by each of the Shareholders, to such effect.

                 (b) The Shareholders shall have performed all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

                 (c) Horizon shall have received an opinion dated the Closing Date of Fox & Rothschild, O'Brien and Frankel, counsel to the Shareholders, in form and substance reasonably satisfactory to Horizon to the effect that (i) Acorn is a corporation organized, validly existing and subsisting under the laws of its state of incorporation and has the corporate power to own or lease its properties and carry on its business as now conducted; (ii) the capitalization of Acorn is as set forth in Section 2.7, and, to such counsel's knowledge, there are no outstanding options, warrants or rights to purchase or acquire any capital stock of Acorn by conversion, exercise or exchange of securities or otherwise; (iii) to the knowledge of such counsel, the Shares constitute all the outstanding shares of Acorn and the Shares are owned of record and beneficially by the Shareholders; (iv) the Shares are duly authorized, validly issued, fully paid and nonassessable, (v) assuming that Horizon acts in good faith and without actual notice of any adverse claim against the Shareholders, upon the payment of the Purchase Price and delivery of the stock certificates evidencing the Shares duly assigned by the Shareholders to Horizon, Horizon will acquire good and marketable title to the Shares free of any adverse claim (vi) Acorn has full corporate power to execute, deliver and perform this Agreement and the agreements contemplated by this Agreement to which it is a party, and all corporate action of Acorn necessary for such execution, delivery and performance has been duly taken;
(vii) to the knowledge of counsel, Acorn holds all governmental authorizations, certificates of authority or licenses required under the laws of the Commonwealth of Pennsylvania for its business operations as presently conducted; (viii) neither the execution or delivery of this Agreement and the agreements contemplated by this Agreement nor the performance hereof or thereof by Acorn or a Shareholder will conflict with or result in the breach of any term of, or constitute a default under, the articles of incorporation or bylaws of Acorn or to the such counsel's knowledge, any statute, rule or regulation applicable to Acorn, or, to the knowledge of such counsel (A) violate or will violate any provision of or constitutes or will constitute a default under, any material note, bond, mortgage, indenture, lease, license, franchise, agreement or other instrument or obligation to which Acorn or the Shareholders is a party or by which Acorn, the Shareholders or the Shares are bound, or (B) violate in any material respect any order, writ, injunction, decree, statute, rule or regulation applicable to Acorn or the Shareholders; (ix) this Agreement and the agreements contemplated by this Agreement have been validly executed by Acorn and the Shareholders and each such agreement constitutes legal, valid and binding obligations of such parties, enforceable in accordance with their respective terms except to the extent that enforceability may be limited by applicable liquidation, conservatorship, bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights from time to time in effect, and general principles of equity; (x) to such counsel's knowledge (A) there is no order, judgment or decree of any court or regulatory authority which would prohibit the consummation of the transactions contemplated hereby, and (B) no action or proceeding has been instituted in, with or by any court or regulatory authority which has as one of its purposes or may have as one of its effects the prohibition of any of such transactions. In giving such opinion, such counsel may limit their opinion to the laws of the Commonwealth of Pennsylvania and the United States of America and rely upon opinions of other counsel and certificates of public officials, the Shareholders and officers of Acorn provided that with respect to opinions of other counsel such other counsel states that Horizon is entitled to rely thereon. All such opinions may include assumptions, qualifications, and comments as are generally contained in legal opinions given in transactions similar to the transaction contemplated by this Agreement.

                 (d) All consents, waivers or approvals from any third party (including any federal, state or local governmental agency or instrumentality) as may be necessary or appropriate in connection with Horizon's execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained.

                 (e) Since the Effective Date, there shall not have occurred any material adverse change in, or other event or condition of any character which in any one case or in the aggregate has materially adversely affected, or can be reasonably expected in any one case or in the aggregate to materially adversely affect in the future, the condition (financial or otherwise), assets, liabilities, results of operations, business or prospects of Acorn. For the purposes hereof, the cancellation of Acorn EAP Contracts or the receipt of notice of cancellation of Acorn EAP Contracts (irrespective of the actual date of cancellations) representing in excess of $100,000 in revenues per year, either singularly or in the aggregate, shall be deemed to be a material adverse change in the condition of Acorn.

                 (f) Horizon shall have received such other certificates, opinions, and documents as it or its counsel may reasonably require in order to consummate the transactions contemplated hereby all of which shall be in form and substance satisfactory to Horizon and its counsel.

                 (g) At or prior to Closing, Acorn shall have received (and delivered copies thereof to Horizon) duly executed resignation letters from all directors and officers of Acorn pursuant to which such individuals resign as directors and officers of Acorn. Each such resignation shall be effective on or prior to the Closing Date and shall acknowledge that there are no obligations, liabilities or amounts due from Acorn to such respective individuals except as otherwise expressly set forth in this Agreement.

                 (h) On the Closing Date, Dr. Melvyn S. Goldsmith shall have executed and delivered the Executive Services Agreement.

                 (i) On the Closing Date, M&B Goldsmith shall have executed and delivered the Lease Agreement to Horizon, and M&B Partnership and Acorn shall have terminated and canceled with no further liability of any kind, that certain lease agreement between such parties, dated September 14, 1990, relating to the premises subject to the Lease Agreement.

                 (j) On the Closing Date, the Shareholders shall have executed and delivered the Post-Closing Escrow Agreement and deposited the sum of $1,000,000 with the escrow agent under the Post-Closing Escrow Agreement.

                 (k) At or prior to the Closing, the Shareholders shall have performed their obligations under Section 6.5 of this Agreement.

                 (l) At or prior to the Closing, Acorn shall have obtained the release of its guaranty of any and all indebtedness of the Shareholders or any other third party, including, without limitation, its guaranty of the real estate mortgage loan on the Premises subject to the Lease Agreement.


                                   ARTICLE VI
                                    CLOSING

                 6.1      Closing.  Subject to the provisions of Article V and
Article VIII hereof, on October 31, 1997 or, if later, within five business days after all the conditions to the obligations of the parties hereunder have been satisfied or waived or will at such Closing be satisfied or waived (the date and time of Closing is herein referred to as the "Closing Date"), the Shareholders and Horizon will conduct a closing (the "Closing") at such location as the parties may mutually agree.

                 6.2      Actions by the Shareholders.  At the Closing:

                          (a) The Shares. The Shareholders shall deliver to Horizon the original certificates representing the Shares duly endorsed for transfer or with appropriate stock powers with respect thereto duly endorsed in blank by the Shareholders.

                          (b) Executive Services Agreement. Dr. Melvyn S. Goldsmith shall execute and deliver to Horizon the Executive Services Agreement.

                          (c)     Lease Agreement.  M&B Goldsmith, a
                 Pennsylvania general partnership of which Dr. Melvyn S. Goldsmith is a general partner, shall execute and deliver to Horizon the Lease Agreement.

                          (d)     Post-Closing Escrow Agreement.  The
                 Shareholders shall execute and deliver the Post-Closing
                 Escrow Agreement and the Shareholders shall deposit the sum of $1,000,000 out of the Purchase Price paid to the Shareholders at the Closing with the escrow agent under the Post-Closing Escrow Agreement.

                 6.3      Actions by Horizon.  At the Closing, Horizon shall:

                          (a) Executive Services Agreement. Execute and deliver to Dr. Melvyn S. Goldsmith the Executive Services Agreement.

                          (b) Lease Agreement. Execute and deliver to M&B Goldsmith the Lease Agreement.

                          (c) Post-Closing Escrow Agreement. Execute and deliver to the Shareholders the Post- Closing Escrow Agreement.

                 6.4 Post-Closing Escrow. The Shareholders expressly agree that, at the Closing, the sum of One Million Dollars ($1,000,000) shall be retained out of the Purchase Price paid to the Shareholders and such $1,000,000 shall be deposited in an escrow account to be maintained pursuant to the Post-Closing Escrow Agreement. The funds in the escrow account shall be used solely for the satisfaction of the liabilities of the Shareholders as specified under Article VII of this Agreement.

                 6.5      Section 338(h)(10) Election.

                          (a) At the Closing, the Shareholders, Acorn and Horizon shall join in executing irrevocable elections under
                 Section 338(h)(10) of the Code (the "Elections") with respect to the acquisition of all the outstanding capital stock of Acorn by Horizon and, if permissible, similar Elections under any applicable state or local income tax laws. The Shareholders, Acorn and Horizon shall report the transaction consistent with such Elections under Section 338(h)(10) of the Code or any similar state or local tax provision and agree not to take any action that could cause such Elections to be invalid, and shall take no position contrary thereto. To the extent possible, the Shareholders, Acorn and Horizon shall execute as of the Closing Date any and all forms necessary to effectuate the Elections (including, without limitation, Internal Revenue Service Form 8023 and any similar forms under applicable state and local income tax laws (the "Section 338 Forms")). To the extent, however, that any Section 338 Forms are not executed by the Closing Date, the Shareholders, Acorn and Horizon shall prepare and complete each such Section 338 Form no later than 15 days prior to the date such Section 338 Form is required to be filed. The Shareholders, Acorn and Horizon each agree to cause the Section 338 Forms to be duly executed by an authorized person for such entity and each shall duly and timely file the Section 338 Forms in accordance with applicable tax laws and the terms of this Agreement.

                          (b) The allocation of purchase price among the assets of Acorn shall be made in accordance with Code Section 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. Schedule 6.5 hereto sets forth the Purchase Price Allocation Agreement as agreed between the Shareholders and Horizon. The Shareholders shall deliver to Horizon at Closing, a fully completed Internal Revenue Service Form 8023-A, executed by the Shareholders, and including all additional data and materials required to be attached to such Form 8023-A pursuant to Treas. Regs. Sections 1.338. The Shareholders shall report, act, file in all respects and for all purposes consistent with such purchase price allocation and shall file all Returns consistently with the Section 338 purchase price allocation. The Shareholders shall cause a copy of such Form 8023-A to be attached to the final

                 Federal income tax return of Acorn as an S Corporation on Form 1120S. The Shareholders acknowledge that, by virtue of the Elections, Acorn shall recognize gain or loss with respect to the transaction as if it sold all of its assets in the transaction and such "sale" shall have occurred in the tax period covered by the final tax return of the Company as an S Corporation. The Shareholders shall be responsible for and shall pay any income, franchise or similar Taxes arising as a result of the Elections.

                                  ARTICLE VII
             SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY
                            POST-CLOSING AGREEMENTS

                 7.1 Representations and Warranties to Survive. All statements contained in any agreement, certificate, instrument, schedule, or document delivered by or on behalf of any of the parties pursuant to this Agreement and the transactions contemplated hereby shall be deemed representations and warranties by the delivering party hereunder. All representations and warranties made by the parties in this Agreement shall be true at the Closing and shall survive the consummation of this Agreement and the Closing hereunder for a period of one year, ending at midnight on the first anniversary of the Closing Date; provided, however, that with respect to the indemnity of the Shareholders under Section 7.2(a)(ii) of this Agreement, such indemnification obligation shall survive for a period of six years, ending at midnight on the sixth anniversary of the Closing Date; and provided further, however, if, prior to the expiration of such one or six year period, as applicable, a state of facts shall have become known which threatens to give rise to a liability against which any party hereto would be entitled to indemnification hereunder and the indemnified party shall have given notice of such facts to the indemnifying party, then the rights of the indemnified party to indemnification with respect to such liability shall continue until such liability shall have been finally determined and disposed of (including disposition by the expiration of the applicable statute of limitations with respect to such liability); and provided further, however, that if a claim for indemnification is made pursuant to this Article VII, then such claim for indemnification or any claim arising out of the wrongful failure to comply with the provisions of this Article VII shall survive until the expiration of the applicable period of limitations with respect to such claim for indemnification. With respect to the representations and warranties of the parties, nothing contained herein shall be deemed to require or imply that the accuracy of such representations and warranties shall apply on a continuing basis as to facts existing after the date of the Closing. No investigation or examination made by any party hereto shall constitute a waiver of any representation or warranty and no representation or warranty shall be merged into the Closing hereunder.

                 7.2      Indemnity.  Subject to the limitations set forth in
Section 7.4 below,

                          (a)     Shareholders.

                                  (i)      The Shareholders, jointly and
                          severally, shall indemnify and hold harmless Acorn, Horizon and the subsidiaries, shareholders, partners, directors, officers, employees and agents of Acorn and Horizon, from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, of any other kind whatsoever arising out of or resulting from any of the following:

                                        (1)     Any misrepresentation, breach
                                  of warranty, or failure to fulfill any
                                  agreement or covenant of any of the
                                  Shareholders and Acorn under this Agreement or under any other agreement or document delivered by the Shareholders at Closing hereunder; and

                                        (2)     Any fines or penalties,
                                  including interest thereon, arising out of or resulting from the failure of Acorn to be qualified as a foreign corporation authorized to do business in a jurisdiction other than the Commonwealth of Pennsylvania or the failure of Acorn to have a license, certificate of authority, permit or other governmental authorization necessary or required for the conduct of the business operations of Acorn in any jurisdiction other than the commonwealth of Pennsylvania; provided, however, that such indemnity shall only apply to the extent that such fines or penalties relate to any such failure in a period on or prior to the Closing Date; and

                                        (3)     Any and all actions, suits,
                                  proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

                                  Horizon shall use reasonable efforts to keep
                          the Shareholders advised as to the status of any matters which may give rise to a liability of the Shareholders under Section 7.2(a)(2) above and shall promptly furnish to the Shareholders copies of any inquiries or information requests with respect to any such matters. Horizon shall use all reasonable efforts to minimize any potential exposure of Acorn with respect to such matters.

                                  (ii) From and after the Closing Date, the Shareholders shall protect, defend, indemnify and hold harmless Horizon and Acorn from any and all Taxes (whether federal, state or local) imposed on Acorn in respect of its income, business, property or operations or for which Acorn may otherwise be liable
                          (1) for any taxable period ending on or prior to the Closing Date, (2) in respect of any period after the Closing Date, attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a period on or prior to the Closing Date, (C) in respect of any period after the Closing Date, attributable to any change in accounting method employed by Acorn during any of its four previous taxable years, (4) in respect of any period after the Closing Date, attributable to any items of income or gain of a partnership reporting Acorn as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date, (5) attributable to any discharge of indebtedness that may result from any capital contributions by the Shareholders to Acorn of any intercompany indebtedness owed by Acorn to the Shareholders, and (6) resulting from the making of a Code Section 338 election (or analogous provision of state, local or territorial law); provided, however, that the Shareholders' liability under the foregoing provisions of this paragraph shall be reduced as to any item to the extent that such item was specifically and fully reserved for in the Acorn Balance Sheet.

                                  Horizon shall use reasonable efforts to keep
                          the Shareholders advised as to the status of Tax audits and litigation involving any Taxes which could give rise to a liability of the Shareholders to Horizon under this Agreement (a "Tax Liability Issue"). Horizon shall promptly furnish to the Shareholders copies of any inquiries or requests for information from any Taxing Authority concerning any Tax Liability Issue. Horizon shall notify the Shareholders as to which inquiries or information requests it desires to monitor and, with respect to such matters, the Shareholders will submit for Horizon approval (which shall not be unreasonably withheld) the information to be provided to a Taxing Authority in response to inquiries or requests. The Shareholders agree to timely notify Horizon regarding any proposed written communication (i.e., communications not relating to inquiries or requests for information) by the Shareholders to any such Taxing Authority with respect to such Tax Liability Issue and Horizon shall subsequently notify the Shareholders as to which Tax Liability Issues Horizon desires to monitor. Upon request by Horizon, the Shareholders shall provide copies of such written communications and documents to be submitted therewith and receive approval from Horizon (which approval shall not be unreasonably withheld and shall be given on a timely basis) prior to submission to the Taxing Authority. Horizon shall have the right to consult with the Shareholders regarding any response to such requests. Horizon and the Shareholders, as the case may be, shall each promptly furnish to the other upon receipt a copy of information or document requests, a notice of proposed adjustment, revenue agent's report or similar report or notice of deficiency together with all relevant documents and memos related to the foregoing documents, notices or reports, relating to any Tax Liability Issue.

                                  Subject to the foregoing cooperation
                          provisions, Horizon shall have full responsibility for and discretion in handling any Tax controversy concerning Acorn, including, without limitation, an audit, a protest to the Appeals Division of the IRS, and litigation in Tax Court or any other court of competent jurisdiction involving Acorn.

                          (b) Horizon. Horizon shall indemnify and hold harmless the Shareholders from, against, and in respect of, any loss, liability, claim, demand, or expense, including but not limited to reasonable attorney, investigation and consultant fees and costs, of any kind whatsoever, arising out of or resulting from any of the following:

                                  (i)      Any misrepresentations, breach of
                          warranty, or failure to fulfill any agreement or covenant of Horizon under this Agreement or under any other agreement or document delivered by Horizon to the Shareholders at Closing hereunder; and

                                  (ii)     Any and all actions, suits,
                          proceedings, demands, assessments, judgments, costs, and legal and other expenses incident to any of the foregoing.

                 7.3      Indemnity Procedures.

                          (a) Third Party Claims. In case any claim, demand or action shall be brought by any third party including, without limitation, any governmental authority, against a party entitled to indemnity under Section 7.2(a) or 7.2(b) above, such party shall promptly notify the other party or parties, as the case may be, from whom indemnity is or may be sought in writing and the indemnifying party or parties shall assume the defense thereof, including the employment of counsel. In addition, in case a party hereto shall become aware of any facts which might result in any such claim, demand or action, such party shall promptly notify the other party or parties who would be obligated to provide indemnity hereunder with respect to such claim, demand or action, and such other party or parties shall have the right to take such action as it or they may deem appropriate to resolve such matter. The indemnified party or parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties, unless the employment of such counsel has been specifically authorized by the indemnifying party or parties. Any settlement of any action subject to indemnity hereunder shall require the consent of the indemnified and the indemnifying party which consent shall not be unreasonably withheld and shall be given within five (5) days following the giving of notice thereof. The indemnifying party or parties shall not be liable for any settlement of any action effected without its or their consent, but if settled with the consent of the indemnifying party or parties or if there be a final judgment for the plaintiff in any such action, the indemnifying party or parties shall indemnify and hold harmless the indemnified party from and against any loss or liability by reason of such settlement or judgment. If requested by the indemnifying party, the indemnified party shall cooperate with the indemnifying party and its counsel and use its best efforts in contesting any such claim or, if appropriate, in making any counter-claim or cross-complaint against the party asserting the claim, provided that the indemnifying party will reimburse the indemnified party for reasonable expenses incurred in so cooperating upon presentation of receipts or other evidence of such expense. The indemnifying party and its representatives shall have full and complete access during reasonable hours to all books, records and files of the indemnified party expressly related to the defense of any claim for indemnification undertaken by the indemnifying party pursuant to this Article VII, or for any other purpose in connection therewith; provided that the indemnifying party shall safeguard and maintain the confidentiality of all such books, records and files.

                          (b) Other Claims. With respect to any other claim as to which a party shall seek indemnity from the other party, such party shall promptly notify the other party from whom indemnity is or may be sought in writing of the claim. The notice of claim (i) shall state in reasonable detail the nature of the alleged liability (ii) shall state the amount of the loss that the party claims it is entitled to be indemnified including, if appropriate, the estimate of the potential loss, and (iii) shall further provide a particular statement explaining the basis of the claim and of the amount or estimate of the loss. The indemnifying party shall have the right to take such action as it may deem appropriate to resolve such matter; provided, however, that the indemnified party shall have the right to participate in such matter. In the event that the parties are ultimately unable to resolve in good faith the claim or the amount of the loss, then the parties will arbitrate the claim. Either party may initiate arbitration by giving written notice to the other party of an intention to arbitrate and by filing with the regional office of the American Arbitration Association located in Philadelphia, Pennsylvania, three copies of such notice and three copies of this Agreement together with the appropriate filing fee. Such notice shall contain a statement setting forth the nature of the dispute and the remedies sought. The arbitration shall be conducted before a single arbitrator selected by the parties from the panel of arbitrators submitted to the parties by the American Arbitration Association. The arbitration shall be conducted in Philadelphia, Pennsylvania in accordance with the rules of the American Arbitration Association in effect at the time the notice to arbitrate is served. The arbitrators decision will be final and binding on the parties. The arbitrator may grant a legal and/or equitable relief to which a party may be entitled under the law or legal theory under which a party seeks relief; provided; however, that no claim may be made for any punitive damages in respect of any theory of liability arising out of or related to this Agreement or any act, omission or event occurring in connection therewith unless the claim is based on wilful or wanton misconduct. The arbitration award shall not serve as precedent or authority in any subsequent proceeding provided that, if the losing party shall fail to comply with the award, the prevailing party may apply to any court having jurisdiction for an order confirming the award in accordance with applicable law. Unless otherwise required by law or court order, the substance of any arbitration proceedings shall be kept confidential by all parties and by the arbitrator; however, the fact that such a proceeding exists or that an award has been rendered need not be kept confidential. The cost of the proceeding, including the fees and costs of attorneys, accountants and witnesses and the compensation of the arbitrator shall be assessed by the arbitrator against the parties according to the arbitrator's determination of fault.

                 7.4      Limitations on Indemnification.

                          (a) Maximum Liability. In no event shall the liability of the Shareholders under this Article VII exceed the total consideration received by the Shareholders for the Shares.

                          (b) Initial Threshold. Neither the Shareholders nor Horizon shall be obligated to indemnify the other party except to the extent that the cumulative amount of all indemnifiable losses exceeds Thirty-Five Thousand Dollars ($35,000.00) (the "Threshold"), which excess amount shall be recoverable in accordance with the terms hereof.

                          (c)     Time Limits for Claims.   No claim for
                 indemnification may be made by any indemnified party in respect of indemnifiable losses unless written notice thereof shall have been received by the indemnifying party on or prior to one year after the date hereof (or six years after the date hereof with respect to matters subject to Section 7.2(a)(ii)); provided, however, that in each case if, prior to the applicable date of expiration, a specific state of facts shall have become known which is reasonably likely to constitute or give rise to any indemnifiable loss as to which indemnity may be payable and the indemnified party shall have given notice of such facts to the indemnifying party and made a claim for indemnification within such one-year or six-year period, as the case may be, then the right to indemnification with respect thereto shall remain in effect until such matter shall have been finally determined and disposed of and any indemnification due in respect thereof shall have been paid.

                 7.5 Remedies; Default; Notice and Cure. If the Closing occurs, indemnification pursuant to this Article VII is the sole and exclusive remedy of the parties after the Closing for matters arising out of the representations, warranties, covenants and agreements of the Shareholders and Horizon set forth in this Agreement (without limiting the rights of the parties under any other agreement), except as otherwise expressly provided in this Agreement. No party shall be deemed in breach of its obligations hereunder unless it has received written notice from the other party of noncompliance with a term or provision of this Agreement specifying the specific item of noncompliance and the defaulting party has failed to cure such noncompliance within ten (10) days after receipt of such notice; provided, however, that if the nature of such default is such that it cannot be cured solely by the payment of money and that more than 10 days may be reasonably required to effect a cure, then the defaulting party shall not be deemed to be in default if such party shall commence such cure within such 10 day period and thereafter diligently and in good faith prosecutes such cure to successful completion.

                 7.6 Additional Tax Matters. Horizon and the Shareholders agree that, so long as any books, records and files retained by the Shareholders relating to the business of Acorn, or any books, records and files delivered to the control of Horizon relating to the operations of Acorn prior to the Closing Date, remain in existence and available, each party (at its expense) shall have the right upon reasonable prior notice to inspect and to make copies of the same at any time during business hours for any proper purpose. The Shareholders, Acorn and Horizon shall provide access to the books and records of Acorn to each other to the extent necessary for the preparation of the final tax return of Acorn as an S Corporation and for the purposes of any audit, claims for refund or other proceeding relating to Taxes for any period ending on or before the date of Closing. Horizon shall have the right to approve the final tax return of the Company as an S Corporation. For the purposes of such return, Acorn shall not make any elections or change its method of accounting for any items for income tax purposes without the prior approval of Horizon. No claim for refund or amended return shall be filed by Acorn for a period ending on or prior to the date of Closing without the prior written approval of Horizon. The Shareholders shall be responsible for any penalties, interest or increase in taxes applicable to periods prior to the Closing and Acorn shall be responsible for any penalties, interest or increase in taxes for any periods subsequent to the Closing; including the impact of any subsequent adjustment to the allocated values for the assets acquired; provided, however that neither Horizon nor Acorn shall have any obligations arising out of matters which involve any misrepresentation or breach of warranty by the Shareholders in this Agreement. The Shareholders agree that they will cooperate with Horizon and Acorn and their respective representatives, in a prompt and timely manner, in connection with the preparation and filing of, and any administrative or judicial proceedings involving, any tax or information return filed or required to be filed by or for Acorn or Horizon.

     7.7 Adjustment to Purchase Price. Horizon and the Shareholders agree that, on or before thirty (30) days after the Closing Date, Horizon shall cause Acorn to prepare and submit to the Shareholders an unaudited balance sheet of Acorn as of the Closing Date prepared after and to take into account the bonuses and the distribution paid pursuant to Section 4.10 of this Agreement. Such unaudited balance sheet shall be prepared in a manner consistent with GAAP on an accrual basis. The Shareholders shall have the right to review and examine the books and records of Acorn for the purposes of verifying such unaudited balance sheet for a period of twenty (20) days after receipt of such unaudited balance sheet. To the extent that (a) the sum of the amounts of "Cash," "Cash Equivalents," and "Accounts Receivable" as reflected on such unaudited balance sheet exceeds (b) the sum of the amounts of "Accounts Payable" and "Accrued Expenses" as reflected on such unaudited balance sheet by more than $50,000, then Horizon shall and hereby promises to pay the Shareholders the amount of such excess as an adjustment to the Purchase Price; provided, however, that such payment shall be limited in amount to the amount of Cash and Cash Equivalents held by Acorn on October 31, 1997 and in no event shall Horizon be obligated to make a payment to the Shareholders under this sentence in excess of the total amount of Cash and Cash Equivalents held on such date. For the purposes of the
Section 7.7, Cash and Cash Equivalents held by Acorn on October 31, 1997 for the purposes of paying employer taxes on the bonuses paid pursuant to Section 4.10, if not already paid on such date, shall be excluded from such calculation and shall not be considered to be held by Acorn on such date; provided, however, that, in such event, such tax liability shall also not be considered a liability of Acorn for the purposes of such calculation. To the extent that the calculation set forth in the preceding sentence results in an amount less than $50,000, then the Shareholders shall refund and hereby promises to pay to Horizon an amount equal to such deficiency as an adjustment to the Purchase Price. Such payment by Horizon or the Shareholders, as the case may be, shall be made within three (3) business days after the earlier of the date the Shareholders notify Horizon that the unaudited balance sheet is satisfactory and the date which is twenty (20) days after receipt of such unaudited balance sheet by the Shareholders. For the purposes of such unaudited balance sheet, the terms "Cash," "Cash Equivalents," "Accounts Receivable," "Accounts Payable" and "Accrued Expenses" shall have the meaning ascribed to such terms by GAAP. It is expressly understood that any asset included in accordance with GAAP on the Acorn October 31, 1997, Balance Sheet relating to the "Additional Assets" listed on Schedule 2.9 shall be considered an "Account Receivable" for the purposes of the calculation under this Section 7.7.

                                  ARTICLE VIII
                                  TERMINATION

                 8.1 Termination. This Agreement may be terminated prior to the Closing Date:

                          (a) by the Shareholders at any time after December 31, 1997, if the Closing has not occurred on or before such date; provided that neither the Shareholders nor Acorn is in default under, or breach or violation of, any material covenant, agreement, representation or warranty made by it in this Agreement;

                          (b) by Horizon at any time after December 31, 1997, if the Closing has not occurred on or before such date; provided that Horizon is not in default under, or breach or violation of, any material covenant, agreement, representation or warranty made by it in this Agreement;

                          (c) by the Shareholders or Horizon at any time if an order is entered by any court or governmental agency having jurisdiction enjoining Horizon or the Shareholders, respectively, from consummating the transaction contemplated by this Agreement and such order shall not have been vacated, reversed or withdrawn on or before the earlier of (i) the sixtieth day after the date on which such order was first issued or (ii) December 31, 1997;

                          (d) by the Shareholders or Horizon if (i) any material representation or warranty of the other hereunder shall not have been true and correct as of the time at which made, or (ii) material default shall be made by the other hereunder in the due and timely observance or performance of any of its covenants and agreements herein contained, in either event only if such representation or warranty cannot be made true and correct or such default cannot be cured on or prior to the earlier of (1) the 15th day after the non-defaulting or non-breaching party notifies the other in writing of such default or breach, specifying the nature thereof, or (2) December 31, 1997. The Shareholders and Acorn shall be considered a single party for purposes of this
                 Section 8.1(d).

                          In the event of the termination of this Agreement by
                 the Shareholders pursuant to Section 8.1(a) or (d) above or by Horizon pursuant to Sections 8.1(b) or (d) above and such termination is a result of the other party having engaged in a willful failure to perform any of its or their obligations under this Agreement or a willful and material misstatement of any representation or warranty contained in this Agreement, then the Shareholders or Horizon, as the case may be, shall be entitled to recover from the other party the full amount of all costs and expenses, including without limitation attorneys and accountants fees and expenses, incurred in connection with this Agreement and the transaction contemplated by this Agreement as damages in addition to any and all other relief and remedies to which such party may be entitled.

                                   ARTICLE IX
                                 MISCELLANEOUS

         9.1 Entire Agreement. This Agreement, together with the Exhibits and Schedules hereto and the documents referred to herein, constitute the entire and complete agreement among the parties, and supersedes all prior arrangements or understandings, whether written or oral, with respect to the subject matter of this Agreement.

         9.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and any term or provision of this Agreement may be amended or supplemented at any time by a writing signed by the parties.

         9.3 Schedules. References to a Schedule shall include any applicable disclosure expressly set forth on the face of any other Schedule even if not specifically cross-referenced to such other Schedule; provided, however, that the representations and warranties of a party set forth in this Agreement shall not be affected or deemed modified, waived or limited in any respect by the information contained in any agreement or document listed or referenced in the Schedules unless the reference on the face of the Schedule expressly by its terms indicates that it limits the scope of a representation or warranty. Horizon acknowledges that certain agreements and documents listed on the Schedules are not attached to the Schedules, but were previously delivered or made available to Horizon by the Shareholders in connection with the due diligence investigation conducted by Horizon prior to the Closing. The Shareholders represent and warrant to Horizon that such agreements and documents listed on the Schedules which were made available or delivered to Horizon were originals or true and complete copies of the originals of all such agreements and documents. The Schedules delivered pursuant to this Agreement shall not be attached hereto but shall be delivered separately accompanied by a certificate executed by the Shareholders to the effect that such constitutes the Schedules to this Agreement and constitute a part hereof.

         9.4 Descriptive Headings. Descriptive headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provision of this Agreement.

         9.5 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings expressly set forth herein for such terms, and variants and derivatives of such defined terms shall have correlative meanings. To the extent that certain of the defined terms set forth herein express agreements between or among parties to this Agreement, the parties agree to the same by execution of this Agreement.

         9.6 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivering the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one business day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

            If to Horizon:

                    Horizon Health Corporation
                    1500 Waters Ridge Drive
                    Lewisville, Texas  75057-6011
                    Attention: James W. McAtee, Executive Vice President Facsimile Number: (972) 420-8282

                    With a copy to:

                    Strasburger & Price, L.L.P.
                    901 Main Street, Suite 4300
                    Dallas, Texas  75202
                    Attention:  David K. Meyercord, Esq.
                    Facsimile Number: (214) 651-4330

            If to the Shareholders or Acorn:

                    Acorn Behavioral HealthCare Management Corporation 134 N. Narberth Avenue
                    Narberth, PA 19072-2299
                    Attention: Dr. Mervyn S. Goldsmith, Ph.D.
                    Facsimile Number: (610) 664-8373

                    With a copy to:

                    Fox, Rothschild, O'Brien & Frankel
                    10th Floor
                    2000 Market Street
                    Philadelphia, PA 19103-3291
                    Attention: Theodore A. Young, Esq.
                    Facsimile Number: (215) 299-2150


Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 9.6.

         9.7 Expenses. If the transactions provided for herein are consummated, each party to this Agreement will pay its respective expenses incurred in connection with the preparation and performance of this Agreement. Acorn shall not pay any fees and expenses for the Shareholders.

         9.8 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid or unenforceable provision and be legal, valid and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

         9.9 Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute.

         9.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns, but shall not be assigned by any party without the prior written consent of the other parties hereto.

         9.11 Choice of Law. This Agreement is being executed and delivered, and is intended to be performed, in the State of Pennsylvania, and the laws of such state and of the United States of America shall govern the rights, duties and obligations of the parties and the validity, construction, enforcement, and interpretation of this Agreement.

         9.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.


                  (Remainder of Page Intentionally Left Blank)

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the day and year first written above.

HORIZON HEALTH CORPORATION             THE SHAREHOLDERS:



By: /s/ JAMES W. McATEE                /s/ MEL S. GOLDSMITH
    --------------------------------   --------------------------------------
    Name: James W. McAtee                  Dr. Melvyn S. Goldsmith, Ph.D.
    Title: Executive Vice President


                                       /s/ BARBARA C. GOLDSMITH
                                       --------------------------------------
                                           Barbara C. Goldsmith



                                       ACORN BEHAVIORAL HEALTHCARE MANAGEMENT
                                       CORPORATION



                                       By: /s/ MEL S. GOLDSMITH
                                           -----------------------------------
                                           Name: Dr. Melvyn S. Goldsmith, Ph. D.
                                           Title: President

                                   EXHIBIT A

                          EXECUTIVE SERVICES AGREEMENT


         THIS EXECUTIVE SERVICES AGREEMENT (the "Agreement") is effective this 1st day of November, 1997, between Acorn Behavioral Healthcare Management Corporation, a Pennsylvania corporation (the "Acorn"), and Dr. Melvyn S. Goldsmith, Ph.D., an individual ("Executive").

                                   PREMISES:

         A. Acorn is in the business of providing employee assistance programs and managed mental health care services throughout the United States.

         B.    Pursuant to a Stock Purchase Agreement, dated October 20,
1997, Horizon Health Corporation, a Delaware corporation ("Horizon"), acquired one hundred percent (100%) of the outstanding capital stock of Acorn from its stockholders.

         C. Executive is a party to the Stock Purchase Agreement and sold all of his stock ownership interest in Acorn to Horizon pursuant to the Stock Purchase Agreement and also is the former president of Acorn.

         D. Acorn and Executive have agreed to enter into this Agreement pursuant to the terms and conditions outlined below as a part of the transactions contemplated by the Stock Purchase Agreement.

         NOW, THEREFORE, in consideration of the promises herein contained and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I.
                    EXECUTIVE SERVICES; TERM AND TERMINATION

         1.1 Employment. Acorn hereby employs Executive, and Executive hereby accepts employment with Acorn, upon the terms and conditions set forth herein. The term of employment hereunder (the "Employment Term") shall commence on the date hereof and shall continue for a period of three (3) months, up to and including January 31, 1998, unless sooner terminated as provided in this Agreement.

         1.2 Consulting Services. Effective February 1, 1998 upon the expiration of the Employment Term, Acorn hereby retains Executive for, and Executive hereby agrees to provide to Acorn, his services as a consultant (and not as an employee) providing independent consulting services with respect to such business matters of Acorn as may be reasonably requested by Acorn from time to time. Executive shall be retained by Acorn as a consultant for an twenty-one (21) month period commencing upon the date of expiration of the Employment Term and continuing until the second (2nd) annual anniversary date of this Agreement, subject to earlier termination as provided in this Agreement (the "Consulting Term").

         1.3 Termination. This Agreement may be terminated at any time upon the mutual agreement of the parties. Either party may terminate this Agreement upon not less than thirty (30) days prior written notice to the other party. In the event that Acorn terminates this Agreement for any reason other than for cause, then Acorn shall pay to Executive the full amount of the remaining fees due under this Agreement. Such fees shall be payable in the same monthly installments as would have been payable if this Agreement had not been terminated. However, Acorn shall have no other obligations to Executive under this Agreement in such event including, without limitation, any obligation to permit participation by Executive in the medical and disability plans of Acorn, except as required by law. For the purposes of this Agreement, "cause" shall mean (i) conviction of a felony, (ii) an intentional or willful breach of or default under this Agreement by Executive, (iii) the willful failure by Executive to provide the services contemplated by this Agreement, or (iv) any act of dishonesty to or fraud on Acorn; provided, however, that the items listed under subparagraphs (ii) and (iii) above shall only constitute "cause" for termination if such event continues for more than fifteen (15) days after written notice to Executive describing in reasonable detail the default under this Agreement. Any termination of this Agreement for cause by Acorn during the Employment Term shall also be deemed a termination for cause of the Consulting Term.

                                  ARTICLE II.
                           COMPENSATION AND BENEFITS

         2.1   Compensation.

               (a) Employment Compensation. During the Employment Term, Executive shall be paid semi-monthly compensation of Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33), payable in accordance with the regular payroll schedule of Acorn. All such payments are subject to applicable withholding and other taxes.

               (b) Consulting Compensation. During the Consulting Term of this Agreement, Executive shall be paid monthly compensation of Eight Thousand Three Hundred Thirty-Three and 33/100 Dollars ($8,333.33), payable on the 1st day of each month during the Consulting Term.

         2.2 Reimbursement of Expenses. In addition to the foregoing, Acorn shall reimburse Executive on a monthly basis for his reasonable expenses, including travel expenses, necessarily incurred in rendering his services under this Agreement and approved in advance by Acorn. Executive shall submit to Acorn such information and documentation relating to expenditures for which reimbursement is sought as Acorn may reasonably request. Acorn shall make such reimbursement within thirty (30) days of each such monthly submission by Executive.

         2.3 Fringe Benefits. Except as otherwise limited herein, during the Employment Term Executive may participate in all employee benefit plans of Acorn, so long as Executive is otherwise eligible to participate pursuant to the terms of any such benefit plan and desires to be covered and so participate. Executive understands and agrees that the employee benefit plans of Acorn are subject to modification and termination from time-to-time and at any time by Acorn in its sole discretion.

                                  ARTICLE III.
                          DUTIES AND RESPONSIBILITIES

         3.1 Executive Duties. During the Employment Term, Executive shall provide services to assist in matters relating to the transition resulting from the change of ownership of Acorn pursuant to the Stock Purchase Agreement subject to such limitations, directives and other instructions, including without limitation, specific guidelines as to authority, as may be specified by the Board of Directors of Acorn from time to time. Such services shall be performed primarily at the offices of Acorn within the State of Pennsylvania. Executive acknowledges that certain rules and regulations must be established and maintained by Acorn from time to time for the efficient provision of quality mental health services. Executive therefore agrees that:

               (a) Executive shall comply with all resolutions, directives, rules and regulations as may be established and modified by Acorn from time to time pertaining to the business of Acorn. Acorn shall have the sole authority to negotiate and accept any and all contracts with providers, employers, insurance companies, health maintenance organizations, and other third-party payors.

               (b) Executive shall adhere faithfully to all professional ethics and customs, shall avoid all acts, habits and usages which might injure in any way, directly or indirectly, the professional reputation of Acorn or any of the other employees of Acorn, and shall follow and abide by all federal, state and municipal ordinances and laws relating to or regulating the business operations of Acorn.

         3.2 Exclusive Services. Unless prior written approval of Acorn is obtained, during the Employment Term, Executive shall devote such working time and attention to Acorn as may be reasonably requested from time to time in connection with facilitating matters relating to the change of control of ownership of Acorn; provided, however, that the Executive shall be entitled to take one (1) week of vacation in November and two (2) weeks of vacation in December. During the Consulting Term, the Executive shall provide his services to Acorn as and when the same are reasonably requested from time to time; provided, however, that the Executive shall not be required to devote more than an average of two (2) days per calendar month of his working time and attention to the rendering of such consulting services to Acorn.

         3.3 Relationship of Parties Following Employment. Upon commencement of the Consulting Term, Executive shall render his services to Acorn in the capacity of an independent contractor and he shall not be deemed or considered to be an employee, partner or joint venturer of Acorn in any respect. Executive acknowledges that as an independent contractor Executive is responsible for reporting any payments made to Executive by Acorn on Executive's income tax return and that Acorn will be supplying both Executive and the Internal Revenue Service with a Form 1099 covering payments made under this Agreement. Executive agrees to indemnify and hold Acorn harmless from any and all claims, damages, fines, penalties and expenses, including attorney fees, arising out of or resulting from the failure of Executive for any reason whatsoever to report such payments for income tax purposes to the extent required by law.


                                  ARTICLE IV.
                      CONFIDENTIALITY AND NON-COMPETITION

         4.1 Confidentiality. Executive acknowledges that, in connection with his former ownership of Acorn and in rendering his services under this Agreement, he has had and shall have access to and contact with the trade secrets and confidential and proprietary business information of Acorn. Both during the term of this Agreement and thereafter, Executive covenants and agrees as follows:

               (a) that he shall use his best efforts and exercise utmost diligence to protect and safeguard the trade secrets and confidential and proprietary information of Acorn;

               (b) that he shall not disclose any of such trade secrets and confidential and proprietary information, except as may be required in the course of performing his services under this Agreement; and

               (c) that he shall not use, directly or indirectly, for his own benefit or for the benefit of another, any of such trade secrets and confidential and proprietary information.

         All files, records, documents, memoranda, notes or other documents relating to the business of Acorn, whether prepared by Executive or otherwise coming into its possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Acorn and shall be delivered to Acorn and not retained by Executive upon termination of this Agreement for any reason whatsoever.

         It is expressly understood, however, that the foregoing shall not apply to any information that was generally available to the public on a non-confidential basis prior to the date of this Agreement or was or becomes generally available to the public on a non-confidential basis from a third party who is not bound to keep such information confidential.

         4.2 Non-Competition. Executive covenants and agrees that he shall not, directly or indirectly, as an employee, employer, consultant, creditor, investor, owner, agent, principal, partner, shareholder, member, corporate officer, director, manager or through any other kind of ownership (other than of securities of any publicly held entity in which Executive, directly or indirectly, owns less than one percent (1%) of any class of outstanding securities) or in any other representative or individual capacity, do any of the following:

               (a) during the Employment Term and the Consulting Term and for a period until the expiration of five (5) years after the earlier of the expiration of the Consulting Term or the termination date of this Agreement for any reason whatsoever, compete with Acorn in the continental United States (the "Territory"). To compete with Acorn means either individually or in cooperation with any person or business, directly or indirectly or in any capacity whatsoever to engage in (i) the marketing or operation of mental health programs in the Territory, (ii) the marketing or operation of employee assistance programs or services in the Territory, or (iii) the offering of employee assistance or mental health care services or programs to employers, insurance companies, health maintenance organizations, or other third party payors in the Territory;

               (b) during the Employment Term and the Consulting Term and for a period until the expiration of five (5) years after the earlier of the expiration of the Consulting Term or termination of this Agreement for any reason whatsoever, engage in any business which calls upon, solicits, diverts or takes away any customer or customers of Acorn in the Territory for the purpose of selling or attempting to sell to any of said customers any products or services similar to any products or services sold or provided to any of such customers by Acorn; and

               (c) during the Employment Term and the Consulting Term and for a period until the expiration of five (5) years after the earlier of the expiration of the Consulting Term or termination date of this Agreement, for any reason whatsoever, engage in any business which solicits any present or future employee of Acorn or initiates discussions with any such employee regarding his or her termination or resignation from employment with Acorn, so that such employee may accept employment with, or engagement as a partner, investor, shareholder, employee, agent or consultant with Executive, directly or indirectly, as specified above.

         4.3 Consideration for Restrictive Covenants. Acorn hereby agrees to pay Executive, during the five year term of Executive's covenants in Section
4.2 above, after the expiration of the Consulting Term or, if earlier, the termination date of this Agreement for any reason, monthly payments of One Hundred and No/100 Dollars ($100.00), payable on the 1st day of each month during such term.

         4.4 Remedies. If Executive has failed to satisfactorily cure any breach or threatened breach of any covenant or agreement contained in Section
4.1 or 4.2 hereof within ten (10) days after written notice of such breach or threatened breach given by Acorn to Executive, any one or more of the following remedies, as selected by Acorn in its sole discretion, shall be available to Acorn in the event of a breach of this Agreement by Executive hereunder:

               (a) In the event of a breach or threatened breach of any covenant or agreement of Executive contained in this Article IV, Executive acknowledges that it would cause irreparable harm to Acorn and that remedies at law will not adequately compensate Acorn for its injuries incurred as a result thereof. Accordingly, injunctive and/or equitable relief shall be available to Acorn to specifically enforce this Agreement and prevent such breach and any continued breach of any covenant and agreement herein. Executive agrees that a bond of no more than $5,000 in the aggregate will provide adequate protection to Executive and therefore no more than $5,000 in bond or other security shall be required to be posted by Acorn by any court in any proceeding to obtain such injunctive or equitable relief. The existence of any claim or cause of action on the part of Executive against Acorn not arising out of or resulting from a breach or violation of this Agreement by Acorn, shall not constitute a defense to the granting or enforcement of injunctive relief.

               (b) In addition to the remedies stated in Section 4.4(a) above, in the event of any breach of any covenant or agreement of Executive herein, Acorn may sue for damages arising out of such breach and otherwise enforce this Agreement and obtain all other remedies available to Acorn under applicable law.

               (c) In its sole discretion, Acorn shall have the right at any time and from time to time, evidenced solely by the written approval of the Board of Directors of Acorn, to waive all or any portion of the rights of Acorn under the restrictive covenants contained in Section 4.2 of this Agreement as applicable to Executive, including, without limitation, reducing the scope of the restrictions applicable to Executive or reducing the time period or the geographical area of the restrictive covenant applicable to Executive; provided that as so amended by waiver such restrictive covenant shall remain fully in effect. In order to be effective, any such waiver must be in writing, approved by the Board of Directors of Acorn as provided above, and executed by an authorized officer of Acorn.

               (d) The provisions of this Article IV shall survive the expiration or termination of this Agreement for any reason.

         4.5 Acknowledgment of Reasonableness. Executive has carefully read and considered the provisions of this Agreement and agrees that the restrictions set forth herein, particularly those in this Article IV, are fair and reasonably required for the protection of Acorn. If any provision of
Section 4.2 relating to the restrictive period, scope of activity restricted and/or the territory described therein shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope of activity restricted or geographical area such court deems reasonable and enforceable under applicable law, the time period, scope of activity restricted and/or area of restriction held reasonable and enforceable by the court shall thereafter be the restrictive period, scope of activity restricted and/or the territory applicable to the restrictive covenant provisions in this Agreement.

                                   ARTICLE V.
                               GENERAL PROVISIONS

         5.1 Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in the United States mail (herein referred to as "Mailing"), (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express), (iii) delivery the same personally to such other party(ies), or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours, the following business day.

                  (a)      If to Executive:

                           Dr. Melvyn S. Goldsmith, Ph.D.

                           -----------------------
                           -----------------------

                  (b)      If to Acorn:

                           Acorn Behavioral Healthcare Management Corporation 1500 Waters Ridge Drive
                           Lewisville, Texas 75075
                           Attn:      James W. McAtee,
                                      Executive Vice President
                           Facsimile: 214-459-5005

                           With a copy to:

                           Strasburger & Price, L.L.P.
                           901 Main Street, Suite 4300
                           Dallas, Texas 75202
                           Attn: David K. Meyercord, Esq.
                           Facsimile: (214) 651-4330

         Any party may change the address or facsimile telephone number for notices to be sent to it by written notice delivered pursuant to the terms of this Section 5.1.

         5.2 Severability. The provisions of this Agreement are deemed by the parties to be severable and the invalidity or unenforceability of any one or more of the provisions of this Agreement shall not affect the validity or enforceability of any other provision.

         5.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

         5.4 Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and cannot be amended except by a writing signed by both parties. No waiver of any term or provision of this Agreement shall be deemed to be a waiver of any subsequent breach of such term or provision of this Agreement. This Agreement supersedes and replaces in their entirety any and all other employment agreements, whether oral or written, if any, between the parties hereto.

         5.5 Assignment. Executive acknowledges that the services to be rendered by Executive are unique and personal. Accordingly, Executive may not assign any of Executive's rights or delegate any of Executive's duties or obligations under this Agreement. Any assignment or attempted assignment, transfer or pledge of this Agreement or of the interest of Executive herein by Executive shall be null and void, and in such event, at the option of Acorn, this Agreement may be terminated immediately with cause. Upon written consent of Executive, which consent shall not be unreasonably withheld, Acorn may assign its rights, duties and obligations under this Agreement to an affiliate of Acorn. Subject to the foregoing limitations on assignment, this Agreement shall inure to the benefit of and shall be binding upon the successors, heirs and assigns of the parties hereto.

         5.6 Headings/Captions. The captions to sections and subsections of this Agreement have been inserted solely for convenience and reference, and shall not control or effect the meaning or construction of any of the provisions of this Agreement.

         5.7 Waiver; Remedies. Waiver by either party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. The parties shall have any and all remedies available to them, whether at law or in equity, and all remedies expressly available under the terms of this Agreement shall be cumulative.

         5.8 Attorney's Fees. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, or in the event legal counsel is consulted in the event of any such breach or in anticipation of any such prospective legal action, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meals of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute. "Prevailing party" is the party in whose favor final judgment is rendered.

         5.9 Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel to Acorn in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, Acorn and Executive shall amend this Agreement as necessary. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between Acorn and Executive.

         5.10 Arbitration. Except as provided in Section 4.4 hereof, the parties will arbitrate any dispute, claim or controversy relating to or arising out of this Agreement and Executive's employment or engagement hereunder. Any party may initiate arbitration by giving written notice to the other party of an intention to arbitrate and by filing with the regional office of the American Arbitration Association located in Philadelphia, Pennsylvania, three copies of such notice and three copies of the Agreement together with the appropriate filing fee. Such notice shall contain a statement setting forth the nature of the dispute and the remedy sought. The arbitration shall be conducted before a single arbitrator selected by the parties from the Panel of Arbitrators submitted to the parties by the American Arbitration Association. The arbitration shall be conducted in Philadelphia, Pennsylvania, in accordance with the rules of the American Arbitration Association in effect at the time the notice to arbitrate is served. The arbitrator's decision will be final and binding on the parties. The arbitrator may grant any legal and/or equitable relief to which a party may be entitled under the law or legal theory under which the party seeks relief; provided, however, that no claim may be made for any punitive damages in respect of any theory of liability arising out of or related to this Agreement, or any act, omission or event occurring in connection therewith, except for willful or wanton misconduct. The award shall not serve as precedent or authority in any subsequent proceeding, provided that if the losing party should fail to comply with the award, the prevailing party may apply to any court having jurisdiction for an order confirming the award in accordance with applicable law. Unless otherwise required by law or court orders, the substance of any arbitration proceedings shall be kept confidential by all parties and by the arbitrator; however, the fact that such a proceeding exists, or that an award has been rendered, need not be kept confidential. The costs of the proceeding, including the fees and costs of attorneys, accountants and witnesses and the compensation of the arbitrator shall be assessed by the arbitrator against the parties according to arbitrator's determination of fault.

         5.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, Acorn has caused this Agreement to be executed by its duly authorized officer, and Executive has executed this Agreement as of the day and year first above written.


ACORN BEHAVIORAL HEALTHCARE                  EXECUTIVE:
MANAGEMENT CORPORATION


By:
    -------------------------------          --------------------------------
    James W. McAtee                          Dr. Melvyn S. Goldsmith, Ph.D.
    Executive Vice President

                                  EXHIBIT B

                                LEASE AGREEMENT



                                    BETWEEN

                                M & B GOLDSMITH

                                    LANDLORD


                                      AND


               ACORN BEHAVIORAL HEALTHCARE MANAGEMENT CORPORATION

                                     TENANT

                               INDENTURE OF LEASE

         THIS INDENTURE OF LEASE is made on the __________ day of ___________, 19____, by and between M & B GOLDSMITH, a Pennsylvania general partnership, having an address of 287 North Bowman Avenue, Merion Station, Pennsylvania 19066 (hereinafter called "Landlord"), and ACORN BEHAVIORAL HEALTHCARE MANAGEMENT CORPORATION, a Pennsylvania corporation, having an address of 1500 Waters Ridge Drive, Lewisville, Texas 75057, Attention: Mr. James W. McAtee (hereinafter called "Tenant")

                                   Background

A. Landlord is the owner of that certain parcel of land (the "Land"), located at 134 North Narberth Avenue, in the Borough of Narberth, County of Montgomery and Commonwealth of Pennsylvania, as more particularly described on Exhibit A hereto, on which there is located a building, comprising approximately 12,835 square feet, known as the "Acorn Building" (the "Building") and other improvements appurtenant thereto.

B. Landlord desires to lease to Tenant and Tenant desires to lease from Landlord the Land and the Building and the other improvements appurtenant thereto (collectively, the "premises", "leased premises" or "demised premises").

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

I. LEASED PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the premises, subject however to the terms and conditions of this Indenture of Lease and the Lease Agreement attached hereto and made a part hereof (hereinafter collectively referred to as the "Lease"), and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord.

II. LENGTH OF TERM. The term of this Lease shall be for two (2) years, commencing on November 1, 1997 (the "Commencement Date") and ending on October 1, 1999 (the "Termination Date").

III.     FIXED MINIMUM RENT.  Subject to the adjustment set forth in Section
3.2 of the Lease Agreement, Tenant shall pay to Landlord, in accordance with the terms and conditions of this Lease (including, without limitation, Article III of the Lease Agreement), a guaranteed annual minimum rent ("fixed minimum rent") in the amount of Two Hundred Fifty-six Thousand Seven Hundred Dollars ($256,700) per year for each year or portion of a year of the term hereof, payable in equal monthly installments of Twenty-one Thousand Three Hundred Ninety-one and 67/100 ($21,391.67) each.

IV. USE OF PREMISES. Tenant shall use the premises, subject to the provisions of the Lease, solely for general office purposes and for no other use.

V. GUARANTY AND SURETYSHIP AGREEMENT. Tenant shall cause Tenant's affiliate, Horizon Health Corporation, to execute and deliver to Landlord, as of the date hereof, a Guaranty and Suretyship Agreement in the form attached hereto as Exhibit B.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have hereunto set their hands and seals the day and year first above written.


                                           TENANT:

WITNESS/ATTEST:                            ACORN BEHAVIORAL HEALTHCARE
                                           MANAGEMENT CORPORATION, a
                                           Pennsylvania corporation

                                           By:
------------------------------                 ------------------------------
         (Assistant) Secretary                               (Vice) President


                                           LANDLORD:

                                           M & B GOLDSMITH, a Pennsylvania
                                           general partnership


                                           By:
------------------------------                 ------------------------------
                                                            , General Partner


                                LEASE AGREEMENT

                                   ARTICLE I

                                      TERM

SECTION 1.1 Confirmation of the Term. The term of this Lease shall commence on the Commencement Date, as defined in the Indenture of Lease, and continue for a period of two (2) years thereafter (the "Original Term"). From and after the Termination Date, as defined in the Indenture of Lease, the term of this Lease shall continue on a month to month basis. Either party may terminate the term of this Lease, at the end of the Original Term or any month thereafter upon six (6) months prior written notice to the other party. The words "term of this Lease" and "term hereof" shall be deemed to mean the period from the Commencement Date to the Termination Date or the last day of any monthly renewal and extension hereof, if any. The words "original term of this Lease" or "initial term of this Lease" shall be deemed to mean the period from the Commencement Date to the Termination Date, excluding any monthly renewals and extensions thereof.

                                   ARTICLE II

                         CONDUCT OF BUSINESS BY TENANT

SECTION 2.1 Use of Premises. Tenant shall use and occupy the premises solely for the conduct of the business herein set forth. Tenant will not use or permit or suffer the use of the premises for any other business or purpose. Without limiting the generality of the foregoing, Tenant shall not use the premises, the Land or the Building for the generation, manufacture, refining, transportation, treatment, storage or disposal of any hazardous substance or waste or for any purpose which poses a substantial risk of damage to the environment and shall not engage in any activity which would subject Tenant to the provisions of the Federal Comprehensive Environmental Response, Liability and Clean-Up Act (42 U.S.C. Section 9601 et seq.), the Federal Water Pollution Control Act (33 U.S.C.A. Section 1151 et seq.), the Clean Water Act of 1977 (33 U.S.C.A. Section 1251 et seq.), or any other federal, state or local environmental law, regulation or ordinance.

SECTION 2.2 Injurious Acts. Tenant shall not commit any waste upon the premises or perform any other acts which may injure the Land or the Building or be a nuisance to or disturb the quiet possession of the general public in the Land or the Building.

                                  ARTICLE III

                      FIXED MINIMUM RENT; SECURITY DEPOSIT

SECTION 3.1 Fixed Minimum Rent. Tenant shall pay to Landlord the fixed minimum rent herein reserved, payable in advance in equal monthly installments without any prior demand therefor and without deduction or set-off whatsoever, on the first day of each calendar month during the term hereof, commencing upon the Commencement Date. In the event that the

Commencement Date shall be a day other than the first day of a month, Tenant shall pay the fixed minimum rent in advance for the fractional month on a per diem basis calculated on the basis of a thirty (30) day month. Tenant shall pay to Landlord the fixed minimum rent for the first full calendar month of the term hereof upon Tenant's execution of this Lease.

SECTION 3.2 Time and Place of Payment; Late Charges. Tenant shall promptly pay all rent and other charges and render all statements herein prescribed to Goldsmith Management, 287 North Bowman Avenue, Merion Station, Pennsylvania 19066, or at such other place as Landlord shall notify Tenant.
All sums of money or charges required to be paid by Tenant under this Lease, whether or not the same are designated "additional rent", shall for all purposes hereunder be deemed and shall be paid by Tenant as rent. In the event that Tenant shall fail to pay any installment of fixed minimum rent or any other money or charges required to be paid by Tenant within ten (10) days after the date the same is due and payable, then Landlord shall have, in addition to all other remedies to which Landlord may otherwise be entitled, the right to receive from Tenant, in addition to such amount due and owing, an additional sum of five cents (5c.) per dollar of each such installment, as and for a late charge, which sum shall inure to the sole benefit of Landlord, to defray Landlord's costs and expenses in collecting such delinquent rental. Said late charge shall be payable by Tenant to Landlord upon demand.

                                   ARTICLE IV

                              CHANGES TO BUILDING

SECTION 4.1 Roof, Walls, Changes and Additions to Building. Landlord reserves the exclusive right at any time and from time to time, provided the same does not unreasonably interfere with Tenant's use and enjoyment of the premises, to use all or any part of the roof, exterior walls and air space above the finished ceiling of the premises to install or affix equipment, signs, antennae or other objects or structures, to erect scaffolds, protective barriers or other aids to construction and for other purposes; to enter the premises to shore the foundations and walls thereof and to install, maintain and repair pipes, ducts, conduits and wires in and adjacent to the premises and serving the Building. Landlord shall not be liable for any inconvenience, disturbance, loss of business or any other damage to Tenant, and Tenant shall not be entitled to compensation or diminution or abatement of rent, and there shall be no constructive or actual eviction, arising from the exercise of any or all of the rights of Landlord in this Section 4.1, Article XII or elsewhere in this Lease.

SECTION 4.2 Condition of Premises. Tenant acknowledges that Tenant has inspected the premises, is fully familiar with the physical condition thereof and has agreed to lease the premises as a result of such inspection and not in reliance upon any representation made by Landlord or any of its officers, employees, salespeople or agents, except solely as expressly set forth in this Lease. Subject to the express representations and warranties of the Landlord contained herein, Tenant shall lease the premises in "as is, where is" condition and Tenant acknowledges and agrees that Landlord is making no representation as to the condition of the Building or the premises, including, without limitation, the environmental condition thereof.

                                   ARTICLE V

                   LANDLORD'S REPRESENTATIONS AND WARRANTIES

SECTION 5.1 Landlord's Representations and Warranties. Landlord hereby warrants and represents to Tenant, as of the date hereof, that: (i) to the best of Landlord's knowledge, the structural support elements of the premises and the nonstructural components of the premises, including, without limitation, the mechanical systems, plumbing, lighting, heating, air conditioning, ventilation, electricity, walls (interior and exterior), foundation, ceilings, roofs (interior and exterior), floors, windows and doors of the premises shall, on the Commencement Date, be in good repair and operating condition; and (ii) applicable laws, ordinances, regulations and restrictive covenants permit the premises to be used for general office purposes. Landlord shall deliver, to the extent available, copies of certificates of occupancy permitting the use of the premises for general office purposes. Landlord further warrants and represents to Tenant that the current zoning of the Property will permit Tenant to use the premises for general office purposes.

SECTION 5.2 Landlord's Environmental Representations. Landlord hereby represents, to the best of Landlord's knowledge, that the premises is currently in compliance with all federal, state and local environmental laws, rules, regulations and orders. Landlord further represents that Landlord has received no notice from any governmental agency of any violation of any such law, rule, regulation or order.

                                   ARTICLE VI

                                     TAXES

SECTION 6.1 Definition of Taxes. The word "taxes" shall include all taxes attributable to the Land or any improvements now or hereafter made to the Land or the Building or any part thereof or attributable to the present or future installation in the Land or the Building or any part thereof of fixtures, machinery or equipment, all real estate taxes, assessments, water and sewer fees, rents or charges, and other governmental impositions and charges of any kind whatsoever, nonrecurring as well as recurring, special or extraordinary as well as ordinary, foreseen and unforeseen, and each and every installment thereof, which shall be levied, assessed or imposed, or become due and payable or become liens upon, or arise in connection with the use, occupancy or possession of, or any interest in, the Land or the Building or any part thereof, and all costs and expenses incurred by Landlord, including attorneys fees, expert fees and appraisal costs, in Landlord's efforts, if any, to reduce the amount of the taxes or the assessment therefor. The word "taxes" shall not include any charge, such as water meter charge and sewer rent based thereon, which is measured by the consumption by the actual user of the item or service for which the charge is made.

SECTION 6.2 Payment of Taxes. Subject to Tenant's obligations set forth in Section 6.3 below, Landlord shall be responsible for the payment of all Taxes imposed upon the premises.

SECTION 6.3      Taxes on Leasehold.  Notwithstanding the provisions of Section
6.2 above, Tenant shall pay all taxes assessed against any leasehold interest or personal property owned by Tenant or placed in or about the premises by Tenant.

                                  ARTICLE VII

                                   UTILITIES

SECTION 7.1 Utilities. Landlord shall furnish the Premises with electricity, heating and air conditioning, water and sewer for the normal use and occupancy of the Premises as general offices. If Tenant shall require electricity or install electrical equipment, including but not limited to electrical heating, refrigeration equipment, electronic data processing machines, or machines or equipment which will in any way increase the amount of the electricity furnished to the premises materially in excess of the electrical usage during the prior twelve (12) months of Tenant's occupancy, Tenant will obtain prior written approval therefor from Landlord and will pay for the resulting additional direct expense, including the expense resulting from the installation of such equipment as additional rent promptly upon being billed therefor. For the purposes of the foregoing sentence "materially in excess" shall mean more than twenty percent (20%) in excess of the usage for the prior 12-month period. During the first 12-month period of Tenant's occupancy of the premises, such usage shall be measured against Landlord's usage for the prior 12-month period. At Tenant's request, Landlord shall provide evidence of such usage by Landlord during such 12-month period. Landlord shall not be liable for any damages to Tenant resulting from Landlord's failure to deliver services as stated herein, provided that the same does not result from any intentional or willful act of Landlord.

                                  ARTICLE VIII

                            REPAIRS AND ALTERATIONS

SECTION 7.2 Tenant's Repairs Tenant, at its sole cost and expense and throughout the term of this lease, shall keep and maintain the Premises in a neat, orderly and secure condition. Tenant shall be responsible, at Tenant's sole cost and expense, for all interior and exterior janitorial services and for replacing all glass broken by Tenant, its agents, employees or invitees, with glass of the same quality as that broken. Tenant shall, at Tenant's sole cost and expense, keep and maintain all sidewalks, parking areas, curbs and access ways serving the premises in a clean and orderly condition, free of accumulation of dirt, rubbish, snow and ice, and shall keep and maintain all landscaped areas in a neat and orderly condition. Tenant shall commit no waste in the premises and shall not use or permit the use of any portion of the premises for other than their intended use. Tenant shall further be responsible, at Tenant's sole cost and expense, for arranging for weekly removal of trash from the premises.

SECTION 7.3 Landlord's Repairs Landlord, throughout the term of this lease, shall make all necessary repairs to the Building and the premises and other improvements located on the Property, including, without limitation, the roof and other structural members of the Building, the plumbing, electrical, HVAC and other mechanical systems of the Building, and the parking areas on the Land; provided, however, that Landlord shall have no responsibility to make any repairs unless and until Landlord receives written notice of the need for such repair.

SECTION 7.4 Other Repairs and replacements to the premises arising out of or caused by Tenant's use, manner of use or occupancy of the premises or by Tenant's installation in or upon the premises or by any act or omission of Tenant or any employee, agent, contractor, or invitee of Tenant shall be made at the sole cost and expense of Tenant.

SECTION 7.5 Tenant's Right to Make Alterations. Tenant shall not make any alterations, improvements or additions to the premises without the prior written consent of Landlord. Tenant shall supply Landlord with a list of contractors and subcontractors and with plans and specifications for all such alterations, improvements and additions prior to requesting such consent. All alterations, improvements or additions by Tenant shall be performed in a good and workmanlike manner, coordinated with any work being performed by Landlord and performed in such a manner and by such contractor(s) so as not to damage the premises or interfere with its operations or with the activities of other tenants. Tenant shall secure all necessary licenses, permits, and approvals required by all federal, state and local laws, regulations, statutes, ordinances and rules in connection with such work, and shall carry and cause the contractors and subcontractors to carry Workers' Compensation Insurance in statutory amounts, comprehensive public liability insurance, property damage insurance and such other insurance with such limits and upon such terms as Landlord, in Landlord's sole discretion, shall require, and shall deliver to Landlord certificates of all such insurance. All alterations, improvements and additions made by Tenant shall remain upon the premises at the expiration or earlier termination of this Lease and shall become the property of Landlord unless Landlord shall, prior to or after the termination of this Lease, have given written notice to Tenant to remove same, in which event Tenant shall remove such alterations, improvements and additions and restore the premises to the same good order and condition in which it was at the commencement of this Lease. Should Tenant fail so to do, Landlord may do so, and Tenant shall reimburse Landlord for Landlord's expenses, on demand. All of such alterations, improvements or additions shall be made solely at Tenant's expense; and Tenant agrees to indemnify, defend and save harmless Landlord (a) on account of any injury to third persons or property by reason of any such improvements, additions or alterations and (b) from the payment of any claim on account of bills for labor or materials furnished or claimed to have been furnished in connection therewith. Tenant agrees to procure all necessary licenses, permits and approvals before undertaking such work and to do all such work in a good and workmanlike manner, employing materials of first class quality and complying with all applicable governmental requirements.

                                   ARTICLE IX

                                MECHANICS LIENS

SECTION 9.1 Tenant Shall Discharge All Liens. Tenant shall promptly pay all contractors and materialmen performing work for Tenant so as to minimize the possibility of a mechanic's or materialman's lien attaching to the premises, the building of which it forms a part or the Building. Should any such lien be made or filed, Tenant shall bond against or discharge the same within ten (10) days after written request by Landlord and, in the event that Tenant shall fail to do so, Landlord, in addition to its other remedies, may discharge the lien by payment of the amount secured thereby, or otherwise as provided by law, and any amount so paid by Landlord, together with any attorney's fees or other costs relating to the discharge of such lien, shall be immediately payable by Tenant to Landlord. Prior to the commencement of any work or the delivery of any material to the premises by any contractor, subcontractor or materialman ("Contractor"), Tenant shall deliver to Landlord a recordable waiver of liens from each such Contractor in form and content acceptable to Landlord.
                                   ARTICLE XI

                                     SIGNS


SECTION 11.1 Landlord's Approval. Tenant shall not erect or maintain any sign, awning, canopy, advertisement, notice, lettering or decoration ("Sign") on any part of the outside of the premises or of the building of which the premises is a part, or inside the premises if visible from the outside, without first submitting to Landlord a plan or sketch of the proposed Sign and without first obtaining Landlord's written approval thereof.

SECTION 11.2 Permits. Tenant, at Tenant's sole expense, shall obtain all permits and approvals required in connection with such Signs, and shall comply with all laws, statutes, ordinances, orders, rules and regulations of governmental authorities relative to the erection, location, size, type of material, appearance, maintenance and repair of such Signs.

SECTION 11.3 Maintenance and Removal. Tenant shall maintain such Signs as may be approved in good condition and repair at all times. Tenant shall remove such Signs at the expiration or earlier termination of the Lease and shall restore the premises to the premises' condition prior to the erection of such Signs.

                                  ARTICLE XII

                   INSPECTION OF PREMISES AND ACCESS THERETO

SECTION 12.1 Inspection of Premises; Repairs. Landlord reserves the right at all reasonable times, by itself or its duly authorized agents, to go upon, by force if necessary, and inspect the premises and, at Landlord's option, to make repairs, alterations and additions to the premises or the building of which the premises are a part, provided, however, that nothing herein contained shall be deemed or construed as an obligation of Landlord to undertake or effect any such repairs, alterations or additions other than as herein specifically set forth, and any performance thereof by Landlord shall not constitute a waiver of Tenant's default in failing to perform the same.

SECTION 12.2 Displaying "For Sale" and "For Rent" Signs. Landlord reserves the right to display a "For Sale" sign at any time, and, after notice from either party of intention to terminate this Lease, or at any time within one
(1) year prior to the expiration of this Lease, a "For Rent" sign, or both "For Rent" and "For Sale" signs, and all of said signs shall be placed upon said part of the premises as Landlord shall require, except on door or doors leading into the premises. Prospective purchasers or tenants authorized by Landlord may inspect the premises at reasonable hours at any time.

                                  ARTICLE XIII

                                INDEMNIFICATION

SECTION 13.1 Indemnification by Tenant. Tenant shall indemnify, defend and save harmless Landlord from suits, actions, damages, liabilities and expenses (including court costs and reasonable attorney's fees) arising out of any occurrence in, at or on the premises or the occupancy or use by Tenant of the premises, or caused wholly or in part by any act or omission of Tenant, its agents, contractors, employees, servants, invitees, licensees or concessionaires on the premises.

SECTION 13.2 Release of Liability. Unless such claims, loss or damage were caused in whole or in part by the negligence of Landlord or Landlord's agents, servants or employees, Landlord shall not be liable for, and Tenant waives all claims for, loss or damage to Tenant's business or damage to person or property sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the premises, the Land or the Building, but not limited to, claims for damage resulting from: (i) any equipment or appurtenances being out of repair; (ii) any defect in or failure of plumbing, heating or air conditioning equipment, electric wiring or the installation thereof, gas, water and steam pipes, stairs, porches, railings or walks; (iii) fire, explosion, collapse or broken glass; (iv) the backing up of any sewer pipe or downspout; (v) the bursting, leaking or running of any tank, tub, washstand, water closet, waste pipe, drain or any other pipe or tank in, upon or about the premises or the Building; (vi) the escape of steam or hot water;
(vii) water, snow, or ice being upon or coming through the roof, skylight, trap door, stairs, doorways, show windows, walks or any other place upon or near the premises, the Land or the Building, or otherwise; and (viii) the falling of any fixture, plaster, tile or stucco.

SECTION 13.3 Litigation Involving Landlord. Unless caused in whole or in part by the negligence of Landlord or the Landlord's agents, servants or employees, in the event that Landlord shall be made a party to any litigation commenced by or against Tenant, Tenant shall indemnify, defend and hold Landlord harmless from and against any liability arising therefrom, and shall pay all costs, expenses and reasonable attorneys' fees in connection therewith.

                                  ARTICLE XIV

                                   INSURANCE

SECTION 14.1 Required Coverages. Tenant, at Tenant's sole expense, shall obtain and maintain in full force and effect during the term of this Lease, the following policies of insurance:

                      (i) Fire and extended coverage, vandalism and malicious mischief insurance covering all of Tenant's stock in trade, fixtures, furniture, furnishings, removable floor coverings, trade equipment, signs, and all other improvements and decorations placed by Tenant in or upon the premises, to the extent of 100% of their full insurable value and replacement cost without deduction for depreciation;

                      (ii) Commercial general liability insurance on an occurrence basis with minimum limits of liability in an amount of not less than $1,000,000.00 for bodily injury, personal injury or death to any one person, not less than $3,000,000.00 for bodily injury, personal injury or death to more than one person and not less than $250,000.00 with respect to damage to property including water damage and sprinkler leakage legal liability;

                    (iii) Steam boiler, air conditioning and machinery insurance to the limit of $300,000.00 with respect to any one accident, if there is a boiler or pressure object or other similar equipment installed by Tenant in the premises;

                      (iv) Plate glass insurance covering all plate glass in the premises;

                      (v) Such other types of insurance and such additional amounts of insurance as, in Landlord's judgment, are necessitated by good business practice.

SECTION 14.2 Designated Insureds; Endorsements; Evidence of Insurance. All insurance policies to be obtained by Tenant hereunder shall be in the name of Landlord and Tenant, as their respective interests may appear, together with such other party or parties as may be designated by Landlord, including, without limitation, Landlord's mortgagees, as their interests may appear. All such policies of insurance shall be issued by financially responsible companies, acceptable to Landlord, authorized to issue such policies, and licensed to do business in the state where the Building is located, and shall provide that any such insurance shall not be subject to cancellation, termination or change except after thirty (30) days' prior written notice by registered or certified mail to Landlord and such party or parties as may be designated by Landlord (collectively "Landlord's Group") by the insurance company. All commercial general liability and property damage policies of Tenant shall contain an endorsement that Landlord, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss or damage occasioned to them, their servants, agents and employees by reason of the negligence of Tenant. All policies of Tenant shall contain a provision substantially as follows: "The insurance afforded by this policy for more than one named insured shall not operate to increase the limits of the company's liability, but otherwise shall not operate to limit or void the coverage of any one named insured as respects claims against the same name insured by any other named insured or the employees of such other named insured". The original policy or policies, or duly executed certificates for the same, together with satisfactory evidence of payment of the premium thereof shall be delivered to Landlord's Group upon the execution of this Lease, and upon renewals of such policies, not less than fifteen (15) days prior to the expiration of the term of any such coverage. It is understood that Tenant may provide such insurance coverages under "blanket" insurance policies maintained by Tenant.

SECTION 14.3 Subrogation. In the event the premises or its contents are damaged or destroyed by fire or other insured casualty, (a) Landlord, to the extent of the coverage of Landlord's policies of fire insurance with extended coverage endorsements, hereby waives its rights, if any, against Tenant with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Tenant, its agents, servants or employees, and (b) Tenant, to the extent of the coverage of Tenant's policies of fire insurance with extended coverage endorsements, hereby waives its rights, if any, against Landlord with respect to such damage or destruction, even if said fire or other casualty shall have been caused, in whole or in part, by the negligence of Landlord, its agents, servants or employees; provided, however, such waivers of subrogation shall only be effective with respect to loss or damage occurring during such time as Landlord's or Tenant's policies of fire insurance with extended coverage endorsements (as the case may be) shall contain a clause or endorsement providing in substance that the aforesaid waiver of subrogation shall not prejudice the type and amount of coverage under such policies or the right of Landlord or Tenant (as the case may be) to recover thereunder. If, at any time, Landlord's or Tenant's insurance carrier refuses to write insurance which contains a consent to the foregoing waiver of subrogation, Landlord or Tenant, as the case may be, shall notify the other party thereof in writing, and upon the giving of such notice, the provisions of this Section 14.3 shall be null and void as to any casualty which occurs after such notice. If Landlord's or Tenant's insurance carrier shall make a charge for the incorporation of the aforesaid waiver of subrogation in its policies, then the party requesting the waiver shall promptly pay such charge to the other party, upon demand. In the event the party requesting the waiver fails to pay such charge upon demand, the other party shall be released of its obligation to supply such waiver.

SECTION 14.4 No Injurious Acts. Tenant shall not do or keep anything in or about the premises which will violate the provisions of Landlord's insurance policies, or which will adversely affect Landlord's fire or liability insurance premium rating or which will prevent Landlord from procuring and maintaining such policies in companies acceptable to Landlord. If anything is done, omitted to be done or kept by Tenant in or about the premises which causes the rate of any insurance on the premises or other property of Landlord in companies acceptable to Landlord to be increased, Tenant will pay the amount of such increase promptly upon Landlord's demand.

SECTION 14.5 Failure to Maintain Required Coverage. In the event that Tenant shall fail to obtain or maintain in full force and effect the insurance policies and coverages required of it hereunder, Landlord may obtain such insurance or coverage, pay the premiums thereon, and take such other steps as may be necessary to meet the requirements of this Article and upon demand, obtain reimbursement of the costs so expended from Tenant, or Landlord may, at its sole option, terminate this Lease upon thirty (30) days' written notice.

                                   ARTICLE XV

                                 TRADE FIXTURES

SECTION 15.1 Title to Property and Removal. All trade fixtures installed by Tenant in the premises shall remain the property of Tenant and shall be removable at the expiration or earlier termination of this Lease; provided Tenant shall not at such time be in default under this Lease; and provided further, that in the event of such removal, Tenant shall repair any damage caused by the installation and/or removal of such trade fixtures. Any such trade fixture not removed at or prior to such termination shall be and become the property of Landlord. Lighting fixtures and air conditioning equipment, whether or not installed by Tenant, shall not be removable at the expiration or earlier termination of this Lease and shall become the property of Landlord.

SECTION 15.2 Failure to Remove. In the event that, at the expiration or earlier termination of this Lease, Tenant fails to remove any trade fixtures installed by Tenant, then Landlord may remove such fixtures and recover all costs incidental to such removal from Tenant, and Landlord may dispose of such fixtures in any manner Landlord deems fit without the necessity of accounting to Tenant for the proceeds of same.

                                  ARTICLE XVI

                           ASSIGNMENT AND SUBLETTING

SECTION 16.1 Landlord's Consent. Tenant shall not voluntarily, involuntarily or by operation of law assign, mortgage, pledge or encumber (collectively "assignment") this Lease, in whole or in part, or sublet the whole or any part of the premises, or permit the use or occupancy of the whole or any part of the premises by others, including, without limitation, the operation of all or any part of the premises by a licensee or concessionaire, without first obtaining in each and every instance the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, however, Tenant may assign this Lease to its parent corporation or another subsidiary of its parent corporation without consent, but upon providing written notice of such assignment to Landlord. Any consent by Landlord to an assignment or subletting or use or occupancy by others shall be held to apply only to the specific transaction thereby authorized and shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting or use or occupancy by others. If this Lease or any interest herein be assigned or if the premises or any part thereof be sublet or used or occupied by anyone other than Tenant with Landlord's prior written consent, Tenant shall pay to Landlord monthly the excess of the consideration received or to be received during such month for such assignment, sublease, or occupancy (whether or not denoted as rent) over the rent reserved for such month in this Lease applicable to such portion of the premises so assigned, sublet or occupied. If this Lease or any interest of Tenant herein be assigned or if the whole or any part of the premises be sublet or used or occupied by others, after having obtained Landlord's prior written consent thereto, Tenant shall nevertheless remain fully liable for the full performance of all obligations under this Lease to be performed by Tenant and Tenant shall not be released therefrom in any manner. Whether or not Landlord consents to any proposed assignment, subletting or occupancy, Tenant shall reimburse Landlord, upon Landlord's demand, for all legal, administrative and other fees incurred by Landlord in connection therewith.

                                  ARTICLE XVII

                          SUBORDINATION AND ATTORNMENT

SECTION 17.1 Mortgages. This Lease and the Tenant's interest hereunder shall be subject and subordinate at all times to any and all mortgages, deeds of trust, ground leases pursuant to which Landlord has derived Landlord's interest in the Land and/or the Building and other security instruments, including all renewals, extensions, consolidations, assignments and refinancings of the same (collectively "Mortgage") as well as all advances made upon the security thereof, which now or hereafter become liens upon the Landlord's interest in the premises, the Land and/or the Building. In case Landlord's interest under the Mortgage shall terminate for any reason and if the holder of any such Mortgage ("Mortgagee") or if the grantee of a deed in lieu of foreclosure, or if the purchaser at any foreclosure sale or at any sale under a power of sale contained in any such Mortgage shall at its sole option so request, Tenant shall attorn to, and recognize such Mortgagee, grantee or purchaser, as the case may be, as Landlord under this Lease for the balance then remaining of the term of this Lease, subject to all terms of this Lease. The aforesaid provisions shall be self operative and no further instrument or document shall be necessary unless required by any such Mortgagee, grantee or purchaser. Tenant agrees to execute such documents as may be required by Landlord or any such Mortgagee, grantee or purchaser for the purpose of confirming such subordination or attornment.

SECTION 17.2 Building Agreements. This Lease and Tenant's interest hereunder shall be subject and subordinate to, and Tenant shall comply with and observe, any and all utility easements or grants, construction, operating and reciprocal easement agreements and any other development and operating agreements which may now or hereafter affect all or any portion of the Land and/or the Building (collectively "Building Agreements"); provided, however, that no such Building Agreement shall materially adversely affect Tenant's use and occupancy of the premises for the use contemplated hereunder.


                                  ARTICLE XIX

                             SURRENDER AND HOLDOVER

SECTION 19.1 Tenant's Obligation to Surrender Premises. Tenant, upon expiration or earlier termination of this Lease, shall peaceably surrender to Landlord the premises in broom-clean condition and in good repair as required by the terms of this Lease subject to reasonable wear and tear. Tenant shall surrender all keys for the premises to Landlord. Tenant shall remove all trade fixtures before surrendering the premises as aforesaid and shall repair any damage to the premises caused thereby.

SECTION 19.2 Consensual Holdover. In the event Tenant shall remain in possession of the premises with Landlord's consent but without having executed a new lease or an extension or renewal of the within lease, then Tenant shall be deemed to be in occupancy and possession of the premises as a tenant from month to month, subject to all the other terms and conditions of this lease insofar as the same are applicable to a month to month tenancy. In the event that there occurs such consensual holdover, either party may terminate said occupancy at the end of any one month period following the expiration date of the term of this lease upon at least thirty (30) days' written notice to the other party.

SECTION 19.3 Tenant's Liability for Failure to Surrender. If Tenant fails to so surrender the premises upon the expiration or earlier termination of this Lease, Tenant shall pay, for the period Tenant retains possession of the premises, an amount equal to twice the minimum rent and other charges payable immediately prior to the expiration or earlier termination of the Lease, and Tenant shall indemnify, defend and hold Landlord harmless from loss or liability resulting from such failure including, without limitation, any claims made by any succeeding tenant founded on such failure. Nothing contained in this section shall be deemed or construed as conferring upon Tenant a right to remain in possession of the premises beyond the expiration or termination of this Lease or any extension or renewal hereof.

                                   ARTICLE XX

                       DAMAGE OR DESTRUCTION OF PREMISES

SECTION 20.1 Total or Partial Destruction. If the premises shall be damaged by fire or other casualty covered by Landlord's policies of fire and broad form extended coverage insurance but are not thereby rendered untenantable in whole or in part, Landlord shall at its own expense cause such damage to be repaired, and the rent shall not be abated. If by reason of such occurrence, the premises shall be rendered untenantable in whole or in part, Landlord shall at its own expense cause the damage to be repaired and the fixed minimum rent meanwhile shall be abated proportionately as to the portion of the premises rendered untenantable until Landlord has restored the premises. If the premises shall be damaged or destroyed by a fire or casualty not covered by Landlord's policies of fire and broad form extended coverage insurance and the Landlord decides not to repair and restore the premises, Landlord shall have the right, to be exercised by notice in writing delivered to Tenant within ninety (90) days from and after the occurrence of such damage or destruction, to elect to terminate this Lease. Notwithstanding the previous terms of this
Section 20.1 to the contrary, Landlord shall have the right, to be exercised by notice in writing, delivered to Tenant within thirty (30) days after any occurrence which renders the premises wholly or partially untenantable, to terminate this Lease if (a) said destruction of the premises occurs within the last two (2) years of the original term or the last two (2) years of any renewal term hereof, or (b) the Landlord's mortgagee requires Landlord to pay said mortgagee all or a portion of the insurance proceeds and the remainder of such proceeds is not sufficient to repair the damages to the premises. In any of said events, the termination shall take effect thirty (30) days after the receipt of such notice by Tenant and the rent and other charges shall be payable through such date. In no event shall Landlord be obligated to expend for any repairs or reconstruction in an amount in excess of the insurance proceeds recovered by it and allocable to the damage of the premises after deduction therefrom of any amounts required to be paid to Landlord's mortgagee. Landlord shall not be liable for delays occasioned by adjustment of losses with insurance carriers or by any other cause so long as Landlord shall proceed in good faith. Tenant, at Tenant's expense, shall submit to Landlord for Landlord's approval, plans and specifications for all other work not required to be done by Landlord and upon approval of such plans and specifications and, within fifteen (15) days after the Tenant has been notified that the Landlord has completed its work on the premises, Tenant shall re-enter the premises and therein diligently pursue to completion such work at Tenant's expense and thereafter commence doing business all in accordance with the provisions of this Lease upon such completion.

SECTION 20.2 Partial Destruction of Building. Notwithstanding anything in this Lease to the contrary, in the event that more than fifty percent (50%) of the gross leasable area of the Building shall be damaged or destroyed by fire or other cause, notwithstanding that the premises may be unaffected by such fire or other cause, Landlord shall have the right, to be exercised by notice in writing delivered to Tenant within sixty (60) days after said occurrence, to terminate this Lease. Upon the giving of such notice, the term of this Lease shall expire fifteen (15) days after such notice is given, the rent and other charges shall be payable through such date, and Tenant shall vacate the premises and surrender the same to Landlord.

SECTION 20.3 Notice by Tenant. Tenant shall immediately notify Landlord of any damage by fire or other casualty to the premises or to the Building.

                                  ARTICLE XXI

                                 EMINENT DOMAIN

SECTION 21.1 Total Condemnation. If the whole of the premises shall be taken by any public or quasi-public authority under the power of eminent domain, condemnation or expropriation or in the event of a conveyance in lieu thereof, then the term of this Lease shall terminate as of the date of which possession of the premises is required to be surrendered to the condemning authority, all rent and other charges shall be paid up to that date, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired term of this Lease.

SECTION 21.2 Partial Condemnation. If any part of the premises shall be so taken or conveyed, and in the event that such partial taking or conveyance shall render the premises unsuitable for the business of Tenant, as mutually determined by the parties hereto, then the term of this Lease shall terminate as of the date on which possession of the premises is required to be surrendered to the condemning authority, all rent and other charges shall be paid up to that date, and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired term of this Lease. In the event of a partial taking or conveyance which is not extensive enough to render the premises unsuitable for the business of Tenant, then Landlord shall promptly restore the premises to the extent of condemnation proceeds available for such purpose to a condition as comparable as possible to their condition at the time of such condemnation less the portion lost in the taking, Tenant shall promptly make all necessary repairs, restoration and alterations of Tenant's fixtures, equipment and furnishings and shall promptly re-enter the premises and commence doing business in accordance with the provisions of this Lease and this Lease shall continue in full force and effect. In such event, the fixed minimum rent shall be reduced in the same proportion that the floor area of the premises so taken or conveyed bears to the floor area of the premises immediately prior to such taking or conveyance, such reduction commencing as of the date Tenant is required to surrender possession of such portion. For purposes of determining the amount of funds available for restoration of the premises from the condemnation award, said amount shall be deemed to be that part of the award which remains after payment of Landlord's reasonable expenses incurred in recovering same and any amounts due to any mortgagee of Landlord, and which represents a portion of the total sum so available (excluding any award or other compensation for land) which is equitably allocable to the premises.

SECTION 21.3 Partial Condemnation of Building. If (a) more than ten percent (10%) of the floor area of the Building or more than ten percent (10%) of the Common Areas shall be so taken or conveyed, or (b) any part of the parking area serving the Building shall be so taken or conveyed and if, as the result of such partial taking or conveyance of the parking area, the size, layout or location of the remaining parking facilities shall violate the requirements of the applicable zoning or similar laws, then Landlord shall have the right to terminate this Lease as of the date on which possession of the property is required to be surrendered to the condemning authority, and all rent and other charges shall be paid up to that date. Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired term of this Lease or any leasehold improvements.

SECTION 21.4 Landlord's Damages. In the event of any taking or conveyance as herein provided, Tenant shall not be entitled to any part of the award for such taking or conveyance, and Landlord and any mortgagee of Landlord shall receive the full amount of such award as their respective interests may appear. Tenant expressly waives any right or claim to any part thereof and assigns to Landlord any such right or claim to which Tenant might become entitled.

SECTION 21.5 Tenant's Damages. Although all damages in the event of any condemnation shall belong to Landlord and any mortgagee of Landlord, Tenant shall have the right, to the extent that same shall not diminish Landlord's or such mortgagee's award, to claim and recover from the condemning authority, but not from Landlord or such mortgagee, such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right for or on account of, and limited solely to, any cost to which Tenant might be put in removing Tenant's merchandise, furniture, fixtures, leasehold improvements and equipment.

                                  ARTICLE XXII

                                TENANT'S DEFAULT

SECTION 22.1 Events of Default. Each of the following shall constitute an Event of Default ("Event of Default"):

         (a) Tenant defaults in the payment of any installment of fixed minimum rent and does not cure such default within ten (10) days after written notice of such default from Landlord; or

         (b) Tenant defaults in the payment of any installment of, or on account of, any other charge or payment due or payable by Tenant under this Lease and does not cure such default within ten (10) days after written notice of such default by Landlord; or

         (c) Tenant defaults in the performance of any obligation, covenant or agreement of Tenant to be performed or observed under this Lease, other than those specifically set forth elsewhere in this Section 22.1, and such default continues and is not cured by Tenant within thirty (30) days after Landlord has given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord to the risk of criminal liability or termination of any superior lease or foreclosure of any mortgage, if Tenant does not in good faith duly institute within such thirty (30) day period all steps necessary to cure the same and promptly and diligently prosecute to completion such cure within forty-five
(45) days after said Landlord's notice; or

         (d) Any execution or attachment is issued against Tenant or any of Tenant's property and is not discharged or vacated within ten (10) days after the issuance thereof; or

         (e)     Tenant is in breach of the terms of Article XVI of this Lease;
or

         (f) Tenant or any guarantor of Tenant makes an assignment for the benefit of creditors or becomes a party or subject to any liquidation or dissolution action or proceeding, or the institution of any bankruptcy, reorganization, insolvency or other proceeding for the relief of financially distressed debtors with respect to Tenant or said guarantor, or a receiver, liquidator, custodian or trustee being appointed for Tenant or said guarantor or a substantial part of Tenant's or said guarantor's assets and, if any of the same occur involuntarily, the same is not dismissed or discharged within 30 days; or the entry of an order or relief against Tenant or said guarantor under Title II of the United States Code entitled "Bankruptcy"; or Tenant or said guarantor taking any action to effect, or which indicates Tenant's or said guarantor's acquiescence in, any of the foregoing.

                                 ARTICLE XXIII

                   REMEDIES OF LANDLORD UPON TENANT'S DEFAULT

SECTION 23.1 Right to Re-Enter. Upon the occurrence of an Event of Default, Landlord may terminate all services (including, without limitation, the furnishing of utilities) and may re-enter the premises, either by force or otherwise, and/or by summary proceeding or otherwise, and may remove all persons and property from the premises, using as much force as necessary, and such property may be removed and stored in public warehouse at the cost of and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage which may be occasioned thereby. Landlord, without further demand or notice, may proceed to distress and sale of the goods there found and to levy the rent and all other charges herein, and Tenant shall pay all costs and officers' commissions, including watchmen's wage, and further including a sum equal to five percent (5%) of the amount of the levy chargeable as commissions to the constable or other person making the levy and, in such cases, all costs, officers' commissions and other charges shall immediately attach and become a part of the claim of Landlord for rent, and any tender of rent without said costs, commissions and charges made after the issue of a warrant of distress shall not be sufficient to satisfy the claim of Landlord.

SECTION 23.2 Right to Relet; Damages for Breach. Should Landlord elect to re-enter the premises as herein provided, or should Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, Landlord may relet the premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable; Landlord may make such alterations and repairs as Landlord deems necessary in order to relet the premises; upon each such reletting all rentals received by Landlord from such reletting shall be applied, first, to the payment of any costs and expenses of such reletting, including brokerage fees, attorneys' fees and costs of such alterations and repairs; second, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; third, to the payment of rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future rent as the same may become due and payable hereunder. If such rents received from such reletting during any month are less than that to be paid during that month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry or taking possession of the premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this lease for such previous breach.

SECTION 23.3 Right to Terminate. Upon the occurrence of an Event of Default, Landlord may give Tenant a notice of intention to end the term of this Lease at the expiration of five (5) days from the service of such notice of intention, and upon the expiration of said five (5) day period, this Lease (whether or not the term hereof shall theretofore have commenced), as well as all of the right, title and interest of Tenant hereunder, shall wholly cease and expire and become void (except as to Tenant's liability) in the same manner and with the same force and effect as if the date fixed in such notice were the date herein originally specified for the expiration of the term hereof; and Tenant shall then immediately quit and surrender to Landlord the premises, and Landlord may enter into and repossess the premises by summary proceedings, detainer, ejectment or otherwise and remove all occupants thereof and, at Landlord's option, any property thereon, without being liable to indictment, prosecution or damage therefor. Tenant shall not have the right to prevent said termination by payment of any sum due or the performance of any other obligations under the Lease.

SECTION 23.4 Additional Remedies. Upon the occurrence of an Event of Default, Tenant shall pay Landlord, at Landlord's option, upon demand, an amount equal to the sum of the aggregate of the fixed minimum rent reserved for the balance of the term of this Lease then discounted at the rate of five percent (5%) per annum to present worth, minus the fair and reasonable net rental value of the premises for said unexpired term or portion, also discounted at the rate of five percent (5%) per annum to present worth. Alternatively, upon the occurrence of an Event of Default, Tenant shall pay Landlord, at Landlord's option, for each month of the period which would otherwise have constituted the balance of the term, the excess, if any, of the fixed minimum rent for such month over the net amount, if any, of the rents actually collected on account of the leasing of the premises for such month. In computing such damages, there shall be added to the said deficiency such expenses as Landlord may incur in connection with reletting, including, without limitation, court costs, attorney's fees, brokerage fees, management fees, repair costs and costs of preparing the premises for reletting. The damages in the second sentence of this Section
23.4 shall be paid in monthly installments by Tenant on the day specified in this Lease for the payment of fixed minimum rent and any action brought to collect the amount of deficiency for any month shall not prejudice in any way either the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding, or the rights of Landlord to elect to collect damages in accordance with the first sentence of this Section 23.4. Landlord shall not be liable, and Tenant shall not be released from any liability, due to Landlord's failure or refusal to relet the premises or, in the event that the premises are relet, due to Landlord's failure or refusal to collect the rent thereof under such reletting.

SECTION 23.5 Acceleration of Rent. Upon the occurrence of an Event of Default, the entire fixed minimum rent reserved for the balance of the term of this Lease and all other sums payable hereunder for the balance of the term shall immediately become due and payable as if by terms of this lease they were payable in advance, and Landlord may immediately proceed to distrain, collect, confess judgment or bring action for said rent and other sums, as being in arrears, or may enter judgment therefor by confession as herein provided for in case of rent and other sums in arrears, or may file a proof of claim in any bankruptcy or insolvency proceedings for such rent and other sums, or Landlord may institute any other proceedings to enforce payment thereof.

SECTION 23.6 CONFESSION OF JUDGMENT. THE FOLLOWING PARAGRAPH SETS FORTH A WARRANT OF AUTHORITY FOR AN ATTORNEY TO CONFESS JUDGMENTS AGAINST TENANT OR TO SIGN AND FILE AN ANSWER ON TENANT'S BEHALF FOR POSSESSION OF THE PREMISES. IN GRANTING THIS WARRANT OF ATTORNEY TO CONFESS JUDGMENTS AGAINST TENANT AND TO SIGN AND FILE AN ANSWER ON TENANT'S BEHALF, TENANT HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, AND, ON THE ADVICE OF THE SEPARATE COUNSEL OF TENANT, UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS TENANT HAS OR MAY HAVE WITH RESPECT TO PRIOR NOTICE AND AN OPPORTUNITY FOR HEARING UNDER THE RESPECTIVE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE IN WHICH THE BUILDING IS LOCATED.

         (a) Upon the occurrence of an Event of Default, or upon the termination of this Lease, the original term hereof or any renewal or extension thereof on account of any default by Tenant hereunder, or upon the expiration of the original term of this Lease or any renewal or extension thereof, it shall be lawful for any Prothonotary or attorney of any court of record to appear for Tenant, as well as for all persons claiming by, through or under Tenant, and to (i) confess judgment against Tenant for recovery of possession of the premises, and/or (ii) sign and file for Tenant an answer in response to any action instituted by Landlord against Tenant in any competent Court for the recovery of possession of the premises, wherein Tenant admits all allegations set forth in such action (for either of which this Lease or a true and correct copy thereof shall be a sufficient warrant); whereupon, if Landlord so desires, a writ of possession may issue forthwith, without any prior writ or proceedings whatsoever. If for any reason after judgment has been confessed or an answer signed and filed as provided above, the same shall be determined and the possession of the premises remain in or be restored to Tenant, Landlord shall have the right upon any subsequent Event(s) of Default, or upon the termination or expiration of this Lease or Tenant's right of possession as herein set forth, to proceed against Tenant in the manner herein set forth to recover possession of the premises. No such determination or recovery of possession of premises shall deprive Landlord of any remedies or action against Tenant for damages due or to become due for Tenant's breach of this Lease nor shall the resort to any other remedy provided for the recovery of damages for such breach be construed as a waiver of Landlord's right to obtain possession of the premises in the manner herein provided.

         (b) In any action instituted by Landlord pursuant to subparagraph (a) above, Landlord shall first cause to be filed in such action an affidavit made by it or some person acting for it setting forth the facts necessary to authorize the entry of judgment, of which facts such affidavit shall be conclusive evidence, and, if a true copy of this Lease is filed in such action, it shall not be necessary to file the original as a warrant of attorney, any rule of court, custom or practice to the contrary notwithstanding.

         (c) The right to enter judgment against Tenant by confession, sign and file an answer for Tenant and to enforce all of the other provisions of this Lease, may be exercised by any assignee or Landlord's right, title and interest in this Lease in said assignee's name, any statute, rule of court, custom or practice to the contrary notwithstanding.

SECTION 23.7 Finality of Judgment. Tenant expressly agrees that any judgment, order or decree entered against it by or in any Court or Magistrate by virtue of the powers of attorney contained in this Lease or otherwise shall be final, and that Tenant shall not take an appeal, certiorari, writ or error, exception or objection to same nor file a motion or rule to strike off or open or stay execution of the same, and that Tenant hereby releases to Landlord and to any and all attorneys who may appear for Tenant all errors in the said proceedings. Tenant waives all errors, defects and imperfections in entering any judgment, order or decree or in any writ, or process, or proceeding thereon. Tenant further waives the right to inquisition on any real estate that may be levied upon to collect any amount which may become due under the terms and conditions of this Lease, and does hereby voluntarily condemn the same and authorize the Prothonotary to enter a writ of execution or other process upon Tenant's voluntary condemnation, and further agrees that the said real estate may be sold on a writ of execution or other process.

SECTION 23.8 Default Prior to Possession. In the event Tenant breaches or threatens to breach this Lease prior to possession, in addition to any other rights accruing to Landlord, Landlord may terminate this Lease by giving Tenant five (5) days written notice of its intent to do so, whereupon all security deposits shall be retained by Landlord and Landlord, at its option, may proceed to relet the premises with no liability or obligation to Tenant whatsoever. This section shall be self-operative and no further instruments of termination shall be required.

SECTION 23.9 Waiver. Tenant expressly waives the service of notice of intention to re-enter or to institute legal proceedings to that end or any other notice which may be required to be given prior to any re-entry by Landlord and any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in any event of Landlord obtaining possession of the premises by reason of the violation by Tenant of any of the terms of this Lease or otherwise. The words "re-enter" and "re-entry" as used in this Lease are not restricted to their technical legal meaning.

SECTION 23.10 Recovery of Legal Expenses. In the event Landlord shall engage the services of an attorney for recovery of possession of the premises, for the recovery of rent or any other amount due under this Lease, or because of Tenant's breach of any of the terms hereof, regardless of whether suit shall be brought, and a breach shall be established, Tenant shall pay to Landlord all expenses incurred therefor, including all court costs and reasonable attorneys' fees.

SECTION 23.11    All Remedies Cumulative.   Each right and remedy of Landlord
provided for in this Lease shall be cumulative and shall be in addition to every other right or remedy provided for in this Lease or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise of any one or more of such rights and remedies shall not preclude the simultaneous or later exercise of any or all other such rights and remedies.


                                  ARTICLE XXIV

                                 FORCE MAJEURE

SECTION 24.1 Delay or Non-Performance Excused. Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord or Tenant shall be delayed, hindered or prevented from the performance of any of Landlord's obligations hereunder by reason of strikes, lock-outs, labor troubles, riots, insurrection, war, governmental restrictions, scarcity of labor or materials, or any other reasons beyond their respective control, then the performance of such obligation shall be excused for the period of delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

                                  ARTICLE XXV

                               ESTOPPEL STATEMENT

SECTION 25.1 Estoppel Statement. At any time and from time to time, within ten (10) days after request therefor by Landlord, Landlord's mortgagee or purchaser ("Requesting Party"), Tenant shall execute and deliver to Requesting Party, without charge and in a form satisfactory to Requesting Party, a written statement in recordable form, certifying that this Lease is in full force and effect and has not been amended except by such writings as shall be stated; certifying that Landlord is not in default under this Lease and there are no defenses or offsets thereto or stating those claimed by Tenant; certifying the commencement and expiration dates of the term of this Lease; certifying that Tenant is in occupancy of the premises, certifying the advance rent and security paid to or deposited with Landlord and the date to which rent and other charges have been paid; and such additional information as may be reasonably requested by Requesting Party.


                                  ARTICLE XXVI

                                    NOTICES

SECTION 26.1 Manner and Place of Service. Wherever in this Lease it shall be required or permitted that notice, demand or consent be given or served by either party to this Lease to or on the other, such notice, demand or consent shall not be deemed to have been duly given or served unless in writing and either personally delivered, sent by certified mail, return receipt requested, postage prepaid, or by private delivery service guaranteeing overnight delivery (such as Federal Express), addressed to Landlord at Landlord's address set forth in the Indenture of Lease, and addressed to Tenant at Tenant's address set forth in the Indenture of Lease. Each party hereto may change its address for receipt of notices upon notification to the other parties in conformance herewith. All notices shall be deemed given on the date personally delivered, two (2) business days after deposited in the United States mail, or one (1) business day after deposited with said private delivery service.

                                 ARTICLE XXVII

                                    BROKERS

SECTION 27.1 Tenant's Warranty. Each party hereto represents and warrants to the other that there are no fees, commissions or other payments due for bringing about the execution and delivery of this Lease. In the event of breach of such representation and warranty, each party hereby indemnifies and holds harmless the other of and from each and every claim for fees, commissions or other payments made against such other party, which claim is based on the agreement or undertaking of the indemnifying party.

                                 ARTICLE XXVIII

                          ENVIRONMENTAL CONSIDERATIONS

SECTION 28.1     Environmental Considerations.

         (a) Subject to the provisions of Section 28.2 below, Tenant agrees that it shall, at its sole cost and expense, promptly fulfill and comply with all laws, ordinances, regulations and requirements of the municipal, county, state and federal governments and any and all departments thereof having jurisdiction over the Building, and of the National Board of Fire Underwriters or any other similar body now or hereafter constituted, affecting the Tenant's use or occupancy of the Premises or the business conducted therein.

         (b) For purposes of this Section 28, the following definitions shall apply:

                 (i) "Environmental Release": The term Environmental Release shall mean any intentional or unintentional releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, abandoning, discarding or dumping of any Toxic Substance (hereinafter defined) from, on, into or about the land, water or air of the Premises, the Building, the common areas in the Building or the real property surrounding the Building.

                 (ii) "Toxic Substance": The term Toxic Substance shall mean a hazardous substance, hazardous waste, pollutant or contaminant, such as terms are now or hereafter defined in all applicable federal, state, and local laws, ordinances or regulations now or hereafter enacted or amended, and any and all other terms which are or may be used in any or all applicable laws now or hereafter enacted to define prohibited or regulated substances.

         (c) Tenant shall not use the Premises, the Building, the common areas in the Building or the real property surrounding the Building (or any part of the Premises, the Building, the common areas or real property) for the purpose of treating, producing, handling, transferring, processing, transporting, disposing, using or storing a Toxic Substance.

         (d) Tenant and its agents, employees, contractors, licensees and invitees shall not cause or permit to exist, as the result of an action or omission by one or more of them, an Environmental Release. The occurrence of an Environmental Release, or a violation of any covenant, representation or warranty of this Section 28, shall be deemed an Event of Default under this Lease.

         (e) Notwithstanding the foregoing, Tenant may use cleaning materials and office supplies in the ordinary course of Tenant's business, in reasonable quantities and provided that such materials and supplies are used, stored and disposed of in compliance with any and all applicable laws, ordinances and regulations, as now or hereafter enacted.

         (f) Tenant shall dispose, remove and/or arrange for the disposal and/or removal of its trash by a trash disposal company, approved by Landlord, which shall be operated in accordance with applicable laws, ordinances and regulations. Tenant and its agents, employees, contractors, licensees and invitees shall not place or permit the placement of any Toxic Substance in any waste receptacle located in the Premises, the Building, the common areas in the Building, the plumbing or sewer systems of the Building or the real property surrounding the Building.

         (g) Tenant shall comply with all applicable laws, ordinances and regulations of all governmental authorities, as now or hereafter enacted, including, without limitation, all laws, ordinances and regulations governing a Toxic Substance.

         (h) The covenants, representations and warranties provided in this Section shall survive the expiration or earlier termination of this Lease.

         (i) Tenant shall pay, defend, indemnify, and hold harmless Landlord from and against any and all claims, losses, costs, damages, liabilities and fines arising from or relating to Environmental Releases by Tenant or Tenant's agents, employees, contractors, licensees or invitees or the failure of Tenant, or its agents, employees, contractors, licensees or invitees to comply with the provisions of this Section.

SECTION 28.2 Landlord's Indemnification. Landlord shall pay, defend, indemnify, and hold harmless Tenant from and against any and all claims, losses, costs, damages, liabilities and fines arising from or relating to Environmental Releases or Toxic Substances existing on the premises on or before the Commencement Date.

                                  ARTICLE XXIX

                                 MISCELLANEOUS

29
SECTION 29.1 Binding Effect. All rights, obligations and liabilities herein given to or imposed upon the respective parties hereto shall extend to and bind the several respective heirs, personal representatives, successors and assigns of the said parties; and if there shall be more than one tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein. No rights, however, shall inure to the benefit of any assignee of Tenant unless the assignment to such party has been approved by Landlord in writing as provided herein. Landlord shall have the unrestricted right to assign this Lease and upon any such assignment, Landlord shall automatically be released from all liability hereunder from and after the date of such assignment. All of Tenant's obligations under this Lease which by their nature or terms apply to the period after the expiration or earlier termination of this Lease shall survive the expiration or earlier termination of this Lease.

SECTION 29.2 Quiet Enjoyment. So long as Tenant shall pay the rents and other charges herein provided within the respective times provided therefor, and provided and so long as Tenant observes and performs all the covenants, terms and conditions on Tenant's part to be observed and performed, Tenant shall peaceably and quietly hold and enjoy the premises for the term of this Lease without hindrance or interruption by Landlord or any other person or persons lawfully claiming by, through or under Landlord, subject, nevertheless, to the terms and conditions of this Lease.

SECTION 29.3 Waiver. The waiver by Landlord of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or a waiver of any other term, covenant or condition herein contained. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord, unless such waiver be in writing and executed by Landlord.

SECTION 29.4 Custom and Usage. Landlord shall have the right at all times to enforce the covenants and conditions of this Lease in strict accordance with the terms hereof, notwithstanding any conduct or custom on the part of the Landlord in refraining from so doing at any time or times with respect to the Tenant hereunder or with respect to other tenants of the Building. The failure of Landlord at any time or times to enforce its rights under said covenants and provisions strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions and covenants of this Lease or as having in any way or manner modified the same.

SECTION 29.5 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than any payment of rent or other charges herein stipulated shall be deemed to be other than on account of the earliest stipulated rent or other charges then due and payable. Landlord shall not be bound by any endorsement or statement on any check or any letter accompanying any check or payment and no such endorsement, statement or letter shall be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or other charges or pursue any other remedy.

SECTION 29.6 Performance of Tenant's Obligations. Tenant shall perform all of its obligations under this Lease. If Tenant shall not perform any of its obligations under this Lease, Landlord, in addition to, and not in lieu of or in limitation of any other remedy, may, but shall not be obligated to, enter upon the premises, if necessary, and perform such obligation. Landlord shall have no liability to Tenant for any loss or damage resulting in any way from such action and Tenant agrees to pay, upon demand, any sums or costs incurred by Landlord in taking such action, plus administrative costs of Landlord in a sum equal to twenty percent (20%) of such sums and/or costs. Notwithstanding the foregoing, Landlord's performance of any or all of Tenant's obligations shall not release Tenant from liability for non- performance.

SECTION 29.7 Entire Agreement. The Indenture of Lease, this Lease Agreement and the Exhibits set forth all the agreements and understandings between Landlord and Tenant concerning the premises and there are no agreements or understandings, either oral or written, between them other than as herein set forth. All prior arrangements and understandings, whether oral or written, between the parties hereto are merged herein and extinguished, this Lease superseding and cancelling the same. No amendment to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and executed by the party against which such amendment is to be enforced.

SECTION 29.8 No Partnership. Landlord does not become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant.

SECTION 29.9 Negation of Personal Liability. Notwithstanding anything contained herein to the contrary, Tenant agrees that Landlord shall have no personal liability with respect to this Lease and Tenant shall look solely to the estate and property of Landlord in the Land and the Building for the satisfaction of Tenant's remedies. No other assets of Landlord or any principal of Landlord shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claim and, in the event Tenant obtains a judgment against Landlord, the judgment docket shall be so noted. This Section shall inure to the benefit of Landlord and Landlord's successors and assigns and their respective principals.

SECTION 29.10 Partial Invalidity; Separate Covenants. If any portion of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remainder of this Lease and the application of such portion to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, covenant and condition of this Lease shall be valid and be enforced to the fullest extent permitted by law. Furthermore, each covenant, agreement, obligation and other provision contained in this Lease is, and shall be deemed and construed as, a separate and independent covenant of the party bound by, undertaking or making the same, and not dependent on any other provision of this Lease.

SECTION 29.11 Recording. This Lease shall not be recorded. If Landlord requests, the parties shall execute and acknowledge a short form of lease for recording purposes which shall be recorded at Landlord's expense.

SECTION 29.12 Controlling Law. This Lease shall be interpreted and construed in accordance with the laws of the state in which the Building is located.

SECTION 29.13 Construction. If any term of this Lease is capable of two or more constructions, one or more of which would render the provision void, and the other(s) of which would render the provision valid, then the provision shall have the meaning or meanings which would render it valid. Landlord and Tenant agree that time is of the essence with respect to the performance of the respective obligations set forth in this Lease.

SECTION 29.14 WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY EACH WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION INSTITUTED BY EITHER PARTY AGAINST THE OTHER CONCERNING THIS LEASE OR THE TENANCY CREATED HEREUNDER.

SECTION 29.15 Submission of Lease to Tenant. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the premises, and shall not confer any rights or impose any obligations upon either party until the execution thereof by Landlord and the delivery of an executed original copy thereof to Tenant or Tenant's representative.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have hereunto set their hands and seals the day and year first above written.

WITNESS/ATTEST:                            ACORN BEHAVIORAL HEALTHCARE
                                           MANAGEMENT CORPORATION, a
                                           Pennsylvania corporation

                                           By:
------------------------------                 ------------------------------
         (Assistant) Secretary                               (Vice) President

                                           LANDLORD:

                                           M & B GOLDSMITH, a Pennsylvania
                                           general partnership

                                           By:
------------------------------                 ------------------------------
                                                            , General Partner

                                   EXHIBIT A

                                   SITE PLAN

                                   EXHIBIT B

                       GUARANTY AND SURETYSHIP AGREEMENT

                       GUARANTY AND SURETYSHIP AGREEMENT


       THIS GUARANTY AND SURETYSHIP AGREEMENT is made this ____ day of ____________, 1997, by HORIZON HEALTH CORPORATION, a Texas corporation, with an address at ____________________________________________________ ("Guarantor"),
to M & B GOLDSMITH, a Pennsylvania general partnership, with an address at 301 Carnegie Center, CN 5316, Princeton, NJ 08543-5316 ("Landlord").

                                   BACKGROUND

       Landlord is the owner of that certain parcel of land, with the improvements thereon, located at 134 North Narberth Avenue, in the Borough of Narberth, Montgomery County, Pennsylvania ("Property"). Pursuant to that certain Lease Agreement, dated as of the date hereof ("Lease"), Acorn Behavioral Healthcare Management Corporation ("Acorn"), an affiliate of Guarantor, has agreed to lease from landlord, and Landlord has agreed to lease, the Property.

       As a condition to entering into the Lease with Acorn, Landlord has required Acorn to obtain this Guaranty and Suretyship Agreement from Guarantor. Guarantor acknowledges that Acorn is an affiliate of Guarantor, that Acorn will directly and materially benefit from the making of the Lease as described above, and that therefore Guarantor will directly and materially benefit from the making of the Lease as described above.

       NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound hereby, Guarantor agrees as follows:

       1. Guarantor hereby unconditionally and absolutely guarantees and acts as surety for the due and punctual payment and performance of all of Acorn's obligations, monetary and non-monetary, as tenant under the Lease (collectively, the "Obligations"). The Recitals to this Guaranty are incorporated herein.

       2. Guarantor hereby waives any right to notice of acceptance of or reliance upon this Guaranty by Landlord. Guarantor expressly understands and agrees that Guarantor's liability hereunder shall be unaffected by (a) any modification of the Lease, (b) any extension of time for performance required thereby, or (c) the release of Acorn from performance or observance of any of the agreements, covenants, terms or conditions contained in the Lease by operation of law, whether made with or without notice to Guarantor.

       3. This agreement shall be an agreement of suretyship as well as of guaranty, and Landlord may proceed directly against Guarantor without being required to first proceed against Acorn or any other person or entity, and without first resorting to or exhausting any other security or collateral, or any other remedy or remedies to enforce the performance or payment of the Obligations.

       4. Guarantor's liability for the Obligations hereunder shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release, or limitation of the liability of Acorn or its estate in bankruptcy resulting from the operation of any present or future provision of the Federal Bankruptcy Code or other similar statute, or from the decision of any court; or any insolvency, reorganization, arrangement, readjustment, composition, liquidation, or similar proceeding relating to Acorn or its properties or creditors; or any presently existing or hereafter enacted law, ordinance, regulation, judicial decision or administrative decision of any type or nature, including, without limitation, any law, ordinance, regulation, judicial decision or administrative decision which limits or impairs Acorn's ability to perform its obligations pursuant to the Lease. Guarantor further expressly waives any defense against the Obligations hereunder arising from any alleged lack or failure of consideration. The obligations of Guarantor hereunder shall be unconditional and irrevocable, irrespective of either (a) the genuineness, validity or enforceability of Lease, (b) the sale or other transfer of all or any portion of the Property, (e) any defense that may arise by reason of the incapacity or lack of authority of Acorn or the undersigned or the failure of Landlord to file or enforce a claim against the estate of Acorn in any bankruptcy or other proceeding, or (f) any other circumstances which might otherwise constitute a legal or equitable discharge or release of a guarantor or surety.

       5. If any clause or provision herein contained shall operate to invalidate this Guaranty, in whole or in part, then such clause or provision only shall be held for nought as though not herein contained and the remainder of this Guaranty shall remain operative and in full force and effect.

       6. To further induce Landlord to enter into the Lease with Acorn, Guarantor represents and warrants to Landlord as follows:

              (a) Guarantor has the full legal authority and capacity to enter into and perform this Guaranty, and to incur the obligations herein provided for;


              (b) The making and performance of this Guaranty will not immediately, or with the passage of time, the giving of notice, or both:


                     (i) Violate any laws or result in a default under any contract, agreement, or instrument to which Guarantor is a party or by which Guarantor or its property is bound; or


                     (ii) Terminate or give any party the right to terminate any contract, agreement or instrument to which Guarantor is a party or by which its properties may be bound or affected.


              (c) This Guaranty is the valid and binding obligation of Guarantor, and fully enforceable in accordance with its terms, subject as to enforcement of remedies only to any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditor's rights generally;


              (d) Guarantor is not a party to or, to Guarantor's best knowledge, threatened with, any litigation, suit, action, investigation, proceedings or controversy before any court, administrative agency or other governmental authority which might result in any materially adverse change in Guarantor's business operations, properties or assets or in Guarantor's condition, financial or otherwise, or in any way involving this Guaranty, or the transaction contemplated hereby, and Guarantor is not in violation of or in default with respect to any judgment, order, writ, injunction, decree or rule to which Guarantor is a party of any court, administrative agency or governmental instrumentality or under any regulation of any administrative agency or governmental instrumentality.


       7. All notices, requests and demands upon the respective parties hereto shall be effective when hand delivered to such party at the address set forth above, or if sent by overnight delivery service, on the next business day, or if sent by United States mail, postage prepaid, registered or certified mail, on the second business day after the day on which mailed or sent, addressed to such party at its address first set forth above or at such other address as such party may hereafter designate by a notice given in like fashion.

       8. This Guaranty shall automatically become null and void one year and one day after the Lease has expired by its own terms or been earlier terminated by mutual agreement of the parties thereto.

       9. IN ANY ACTION OR PROCEEDING BROUGHT ON, UNDER OR BY VIRTUE OF THIS GUARANTY, THE UNDERSIGNED HEREBY WAIVES TRIAL BY JURY.

       10. An Event of Default shall occur hereunder if (a) Guarantor violates any provision, covenant or agreement contained herein, or (b) any representation or warranty of Guarantor proves to be materially false or incorrect, or (c) an Event of Default occurs under the Lease, or (d) upon the appointment of a receiver, liquidator or trustee of Guarantor or of any of the property of Guarantor, insolvency of Guarantor or the adjudication of Guarantor as a bankrupt or the filing by Guarantor (or against Guarantor if the same shall not be discharged within 30 days) of any case or petition for the bankruptcy, reorganization or arrangement of Acorn pursuant to the Federal Bankruptcy Code or any similar statute. Guarantor agrees to pay to Landlord on demand all costs and expenses, including attorneys' fees and legal expenses, which may be incurred in the enforcement of Guarantor's obligations or the liability of Guarantor hereunder, whether or not suit is instituted.

       11. Guarantor hereby authorizes any attorney of any Court of Record in Pennsylvania or elsewhere to appear for Guarantor in any action brought on this Guaranty, and to confess judgment against Guarantor for all of Acorn's obligations then due pursuant to the terms of the Lease, and for costs of suit and a reasonable attorney's commission, together with interest thereon at the then highest judicial rate, and for so doing this shall be a good and sufficient warrant. Guarantor waives and relinquishes all errors, defects and imperfections in the entry of judgment as aforesaid, or in any proceeding pursuant thereto, and all benefits that may accrue to Guarantor by virtue of any law or rule of court relating to a stay of execution or exempting any property from levy or sale under execution. The authority herein granted to confess judgment shall not be exhausted by any exercise thereof but shall continue from time to time and at all times until all of Guarantor's Obligations to Landlord have been fully discharged.

       12. No agreement unless in writing and signed by Landlord and no course of dealing between Guarantor or Acorn and Landlord shall be effective to change or modify or to discharge in whole or in part this Guaranty. No waiver of any rights, or powers of Landlord or consent by it shall be valid unless in writing, signed by an authorized officer. Any failure by Landlord to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter.

       13. This Agreement shall be binding upon Guarantor, its successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns.

       14. Guarantor irrevocably consents to the jurisdiction of the State and federal courts in Pennsylvania, in any and all actions and proceedings whether arising hereunder or under any other agreement. Guarantor waives any objection, now or hereafter, to the laying of venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of either of said courts in any action, suit or proceeding. Any service of process and other notice in any action, suit or proceeding shall be effective against Guarantor if given by registered or certified mail, return receipt requested, or by any other means of mail which requires a signed receipt, postage prepaid, mailed to Guarantor as herein provided for notice purposes. Nothing herein contained shall be deemed to affect the right of Landlord to serve process in any other manner permitted by law or to bring proceedings against Guarantor in any other jurisdiction where such proceedings might also be lawfully brought.

       15. This Guaranty shall be construed in accordance with and governed as to its validity, interpretation and effect by the laws of the Commonwealth of Pennsylvania.

       16. Guarantor hereby confirms full knowledge and acceptance of the terms and provisions of the Lease and this Guaranty, as to all of which Guarantor further acknowledges that Guarantor has received the advice of counsel.

       17. If any clause or provision herein contained shall operate to invalidate this Guaranty, in whole or in part, then such clause or provision only shall be held for nought as though not herein contained and the remainder of this Guaranty shall remain operative and in full force and effect.

       18. THIS GUARANTY CONTAINS A WAIVER OF TRIAL BY JURY (PARAGRAPH 9). IN WAIVING TRIAL BY JURY, GUARANTOR HEREBY KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY, AND (ON THE ADVICE OF THE SEPARATE COUNSEL) UNCONDITIONALLY WAIVES ANY AND ALL RIGHTS GUARANTORS HAVE OR MAY HAVE TO TRIAL BY JURY UNDER THE CONSTITUTIONS AND LAWS OF THE UNITED STATES AND THE COMMONWEALTH OF PENNSYLVANIA. GUARANTOR ACKNOWLEDGES THAT THIS GUARANTY CONTAINS A CONFESSION OF JUDGMENT (PARAGRAPH 11) AND A WAIVER BY GUARANTOR OF ANY RIGHT TO NOTICE OR AN OPPORTUNITY TO BE HEARD PRIOR TO ENTRY OF JUDGMENT ON THIS JUDGMENT AGAINST GUARANTOR.

              IN WITNESS WHEREOF, Guarantor has executed, sealed and delivered this Guaranty the day and year first above written.



                                           HORIZON HEALTH CORPORATION, a Texas
                                           corporation



Attest:                                    By:                        (SEAL)
        ------------------------              ------------------------
                                                         , (Vice) President

                                   EXHIBIT C

                         POST-CLOSING ESCROW AGREEMENT


         This Post-Closing Escrow Agreement (the "Agreement") is made as of October 31, 1997 by and among Horizon Health Corporation, a Delaware corporation ("Horizon"); Dr. Melvyn S. Goldsmith, Ph.D. and Barbara C. Goldsmith (collectively, the "Shareholders") and Fox, Rothschild, O'Brien & & Frankel, LLP ("Escrow Agent").

         WHEREAS, Horizon, the Shareholders and Acorn Behavioral HealthCare Management Corporation, a Pennsylvania corporation ("Acorn"), entered into that certain Stock Purchase Agreement, dated as of October 20, 1997 (the "Stock Purchase Agreement"), providing for the sale of all the outstanding shares of capital stock of Acorn by the Shareholders to Horizon;

         WHEREAS, pursuant to the Stock Purchase Agreement, the Shareholders agreed to collectively deposit the sum of One Million Dollars ($1,000,000), representing a portion of the Purchase Price paid to the Shareholders under the Stock Purchase Agreement, in escrow for the purposes and on and subject to the terms and conditions hereinafter set forth; and

         WHEREAS, the transactions contemplated by the Stock Purchase Agreement have been consummated on the date hereof and the parties desire to effectuate the provisions of the Stock Purchase Agreement with respect to such post-closing escrow fund;

         NOW, THEREFORE, in consideration of the premises and the mutual terms and conditions hereof, the parties hereby agree as follows:

         1. Escrow Money. Simultaneously with the execution of this Agreement, the Shareholders have deposited with the Escrow Agent the sum of One Million Dollars ($1,000,000) (the "Escrow Money") which constitutes a portion of the purchase price paid to the Shareholders pursuant to the Stock Purchase Agreement. The receipt of the deposit of the Escrow Money is hereby acknowledged by the Escrow Agent by its execution hereof.

         2. Escrow Account. The Escrow Money shall be held in escrow by the Escrow Agent pursuant and subject to the terms and conditions of this Agreement. Upon receipt of the Escrow Money, the Escrow Agent shall place the Escrow Money into any money market mutual fund rated AAA or higher by Standard and Poor's or Moody's, United States treasury bills or other financial instruments having comparable rating and security as directed in writing by the Shareholders with a maturity date not in excess of ninety (90) days under the respective social security numbers of the Shareholders. It is understood and agreed that the depository will be issuing a 1099 INT Statement to the Shareholders and the Internal Revenue Service. The Shareholders shall have the responsibility as to any 1099 INT reporting thereof. The Escrow Agent shall invest the Escrow Money in financial investments as described above as the Shareholders may direct from time to time pursuant to reasonable instructions of the Shareholders which in each case may be given verbally and confirmed in writing and sent to the Escrow Agent no later than the next business day. The Escrow Money shall at all times be held in a separate account and shall only be disbursed and delivered pursuant to the terms and conditions of this Agreement.

         3. Terms of Escrow. The Escrow Money shall be held as a fund available to satisfy any obligations of Shareholders to Horizon which may arise under Section 7.2(a) of the Stock Purchase Agreement in the manner set forth below:

                 (a) In the event that Horizon shall assert a claim or claims against the Shareholders arising out of or relating to any matter with respect to which Horizon asserts that it is entitled to be indemnified by the Shareholders pursuant to Section 7.2(a) of the Stock Purchase Agreement (collectively, the "Claims"; singularly a "Claim"), Horizon shall furnish written notice of the Claim (the "Notice of Claim") to the Shareholders and the Escrow Agent. The Notice of Claim: (i) shall state in reasonable detail the nature of the alleged liability; (ii) shall state the amount of the payment that Horizon claims it is entitled to receive from the Escrow Money based upon Horizon's estimate of the potential loss; and (iii) shall further provide a particularized statement explaining the basis for such estimate. The Shareholders shall have thirty (30) days after receipt of the Notice of Claim in which to advise the Escrow Agent and Horizon that the Shareholders dispute the Claim by delivering written notice of the Shareholders' dispute ("the Notice of Dispute") to the Escrow Agent and Horizon. The Notice of Dispute may contest all or any portion of the Notice of Claim based on a dispute concerning the existence of a Claim, the Shareholders' liability, the estimated amount of the alleged loss or any other related matter. The amount of any Claim that is disputed by the Shareholders shall be held by the Escrow Agent until the Claim is resolved in accordance with the provisions of the Stock Purchase Agreement.

                 (b) If the Shareholders shall not deliver a Notice of Dispute within such thirty (30) day period, the Shareholders shall be deemed to have acknowledged that Horizon is entitled to payment as set forth in the Notice of Claim and shall be deemed to have directed the Escrow Agent to disburse such payment (the "Claim Payment") to Horizon. In the event a Notice of Dispute is timely delivered but only a portion of a Claim is disputed, then the undisputed portion of the Claim (the "Undisputed Claim Payment") shall be promptly disbursed to Horizon and only the sum that is subject to a dispute shall be held by the Escrow Agent.

                 (c) Subject to the Shareholders' right to dispute a Claim, once a Notice of Claim is delivered to the Escrow Agent, the Escrow Agent shall not permit the Escrow Money to be reduced by disbursement to the Shareholders to an amount which is less than the difference between the aggregate dollar amount of all Claims for which a Notice of Claim has delivered in accordance with the terms of
         Section 3(a) above less the amount of $35,000. Furthermore, if the amount of any Claim or the aggregate amount of all Claims should ever exceed the sum of $35,000 plus the amount of the Escrow Money, then no portion of the Escrow Money shall be disbursed pursuant to Section 3(d) below.

                 (d) On the date which is one (1) year after the date of this Agreement (the "Release Date"), the Escrow Agent after payment of all fees and expenses due to Escrow Agent shall irrevocably and unconditionally disburse to the Shareholders the Escrow Money (less the aggregate dollar amount of each Claim previously paid to or for Horizon pursuant to the terms of this Agreement) to the extent it exceeds the aggregate dollar amount of any then existing Claim or Claims for which a Notice of Claim was delivered by Horizon on or prior to the Release Date in accordance with the terms of Section 3(a) above less the amount of $35,000. The portion of the Escrow Money, if any, retained after the Release Date shall be disbursed to the Shareholders or Horizon, as appropriate, in one or more disbursements, from time to time, as and when there is a final resolution of each such Claim; provided, however, that no disbursement will be made to the Shareholders upon final resolution of a Claim if the aggregate amount of the remaining unresolved Claims exceeds the amount of the Escrow Money then on deposit in the Escrow Account.

                 (e) Unless delivery is made in person at the Escrow Agent's office or unless the Escrow Agent is properly instructed in writing by Horizon or the Shareholders, as the case may be, to make delivery in such other manner, the Escrow Agent shall be deemed to have properly delivered to Horizon or the Shareholders, as the case may be, such funds as Horizon or the Shareholders are entitled to receive, upon placing the same in United States Mail in a suitable package or envelope, registered or certified mail, return receipt requested, postage prepaid, addressed to the address listed in Section 7 hereof or such other address as may be furnished to the Escrow Agent in writing.

                 (f) Without any notice to or consent by Horizon, interest or other earnings on the Escrow Money shall be disbursed to the Shareholders by the Escrow Agent on a monthly basis pursuant to the instructions of the Shareholders, both before and after the Release Date.

                 (g) Notwithstanding any other provision hereof which shall direct the release of all or a part of the Escrow Money on a particular date, without the prior written consent of Horizon and the Shareholders as to any withdrawal before the Release Date, and without the prior written consent of the Shareholders as to any withdrawal on or after the Release Date, the Escrow Agent shall not withdraw any investment of the Escrow Money prior to the maturity date of such investment to make a payment to Horizon or the Shareholders hereunder if such withdrawal will cause an early withdrawal penalty to be imposed or any loss of income from such withdrawal to occur. If such a penalty would be imposed or any loss of income would occur if the investment were to be withdrawn, the payment of any amounts of the Escrow Money due to the Shareholders or to Horizon shall be made as soon as practicable after the maturity date of the investment.

                 (h) Notwithstanding any of the foregoing provisions of this Section 3 to the contrary, the Shareholders shall be entitled to utilize the Escrow Money to defend any third party claim against Horizon or Acorn which is the basis of a Notice of Claim given by Horizon under this Agreement and which claim has been disputed by the Shareholders. The costs and expenses of such defense shall be reasonable. The Escrow Agent shall disburse the

         Escrow Money for such purpose upon the joint directions of Horizon and the Shareholders as to which Horizon shall not unreasonably withhold its consent; provided, however, that no portion of the Escrow Money shall be disbursed for such purposes to the extent that such disbursement would reduce the Escrow Money below the aggregate of all outstanding Claims for which a Notice of Claim has been given by Horizon other than the Claim to which such costs and expenses relate.

         4. Liability of Escrow Agent. The Shareholders and Horizon agree that the following provisions shall control with respect to the rights, duties, liabilities, privileges and amenities of the Escrow Agent:

                 (a) The Escrow Agent is not a party to, and is not bound by, or charged with notice of, any agreement out of which this escrow may arise.

                 (b) The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution thereof, or for the identity or authority of any person executing or depositing the escrow.

                 (c) The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney, or other paper or document which the Escrow Agent in good faith believes to be genuine and what it purports to be.

                 (d) The Shareholders and Horizon, jointly and severally, agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, demands, liabilities and expenses, including attorney's fees and costs, which may be incurred by the Escrow Agent in connection with the acceptance and performance or non- performance of its duties hereunder, excluding, however, any such liability resulting from its negligence, misconduct or breach of its instructions under this Agreement. In the event the Escrow Agent becomes involved in litigation in connection with this escrow, the Shareholders and Horizon, jointly and severally, agree to indemnify and save the Escrow Agent harmless from any and all losses, claims, damages, liabilities and expenses, including attorney's fees and costs, which may be incurred or suffered by Escrow Agent as a result thereof, excluding, however, any such liability resulting from its negligence, misconduct, or breach of its instructions under this Agreement.

                 (e) In the event of any disagreement between any of the parties to this Agreement resulting in adverse claims or demands being made in connection with the Escrow Money, or in the event the Escrow Agent in good faith is in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or doubt exists, and in such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refrain from acting until
         (i) the rights of all the parties shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudicated and all doubt resolved by agreement among all the interested parties and the Escrow Agent shall have been notified thereof pursuant to written directions duly executed by all such persons.

         5. Compensation of Escrow Agent. The services of the Escrow Agent under this Agreement shall be provided at no costs and no fees shall be due to the Escrow Agent for its services; provided, however, that Horizon shall reimburse the Escrow Agent for any out-of-pocket expenses it incurs in performing its services hereunder.

         6. Non-Waiver. Nothing contained in this Agreement shall be deemed or construed to release or waive any of the rights or obligations of Horizon or the Shareholders under the Stock Purchase Agreement, and all rights and remedies of Horizon and the Shareholders under this Agreement are cumulative of all other rights which either of them may have under the Stock Purchase Agreement, by law or otherwise.

         7. Notices. Any notices, claims or demands which any party is required or may desire to give to another under or in conjunction with this Agreement shall be in writing, and shall be given by addressing the same to such other party(ies) at the address set forth below, and by: (i) depositing the same so addressed, postage prepaid, first class, certified or registered, in United States mail, return receipt requested, (herein referred to as "Mailing"); (ii) overnight delivery by a nationally recognized overnight courier service (e.g. UPS, Federal Express); (iii) delivering the same personally to such other party(ies); or (iv) transmitting by facsimile and Mailing the original. Any notice shall be deemed to have been given five (5) U.S. Post Office delivery days following the date of Mailing; one day after timely delivery to an overnight courier; if by personal delivery, upon such delivery; or if by facsimile, the day of transmission if made within customary business hours, or if not transmitted within customary business hours the following business day.

                 (a)      If to the Shareholders:

                          Dr. Melvyn S. Goldsmith, Ph.D.
                          and Barbara C. Goldsmith
                          ______________________________
                          ______________________________
                          Facsimile:       _____________

                 (b)      If to Purchaser:

                          Horizon Health Corporation
                          1500 Waters Ridge Drive
                          Lewisville, Texas 75057
                          Attn:  Mr. James W. McAtee, Executive Vice President
                          Facsimile:  (972) 420-8282

                 (c)      If to the Escrow Agent:

                          Fox, Rothschild, O'Brien & Frankel, LLP
                          2000 Market Street
                          Tenth Floor
                          Philadelphia, PA 19103-3291
                          Attn: Theodore A. Young, Esq.
                          Facsimile:  (215-299-2150)

Any of the parties hereto may change the address for notices to be sent to it by written notice delivered pursuant to the terms of this section.

         8. Entire Agreement; Amendments. This Agreement, together with the Stock Purchase Agreement, sets forth the entire understanding of the parties and supersedes all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. No terms, conditions or agreements other than those contained herein, and no amendments or modifications hereto shall be valid unless made in writing and signed by the parties hereto.

         9. Capitalized Terms. Capitalized terms in this Agreement which are not otherwise defined herein shall have the same meanings as are provided for such terms in the Stock Purchase Agreement.

         10. Binding Effect. This Agreement shall extend to and be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

         11. Waiver; Remedies. Waiver by any party hereto of any breach of or exercise of any rights under this Agreement shall not be deemed to be a waiver of similar or other breaches or rights or a future breach of the same duty. The failure of a party to take any action by reason of any such breach or to exercise any such right shall not deprive any party of the right to take any action at any time while such breach or condition giving rise to such right continues. The parties shall have all remedies permitted to them by this Agreement or law, and all such remedies shall be cumulative.

         12. Attorney's Fees and Costs. In the event of a breach by any party to this Agreement and commencement of a subsequent legal action in a court of law or forum of arbitration, the prevailing party in any such dispute shall be entitled to reimbursement of reasonable attorney's fees and court costs, including, but not limited to, the costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation and other reasonable and necessary direct and incidental costs of such dispute. "Prevailing party" is the party in whose favor final judgment is rendered if, but only if, such judgment is in excess of any amounts offered in settlement by the adverse party or parties.

         13. Termination. This Agreement shall terminate at such time as all of the Escrow Money shall have been released in accordance with the terms and conditions of this Agreement.

         14. Notification. Escrow Agent by Escrow Agent's execution hereof acknowledges that Escrow Agent has received notification of Horizon's interest in the Escrow Money.

         15. Resignation and Termination. The Escrow Agent may resign as such by delivering written notice to that effect at least sixty (60) days prior to the effective date of such resignation to the Shareholders and Horizon.
Upon expiration of such sixty (60) day notice period, the Escrow Agent may deliver the portion of the Escrow Money remaining in its possession to any successor Escrow Agent appointed by the Shareholders and pursuant to this
Section 15 or, if no successor Escrow Agent has been appointed, to any court of competent jurisdiction in Philadelphia, Pennsylvania, or in accordance with the joint written instructions of the Shareholders and Horizon. The Shareholders and Horizon, acting jointly, may terminate the Escrow Agent from its position as such by delivering to the Escrow Agent written notice to that effect executed by the Shareholders and Horizon at least thirty (30) days prior to the effective date of such termination. In the event of such resignation or termination of the Escrow Agent, a successor Escrow Agent shall be appointed by mutual agreement between the Shareholders and Horizon, and the Escrow Agent shall deliver the Escrow Money remaining in its possession to such successor Escrow Agent. From and after the appointment of a successor Escrow Agent pursuant to this Section 15, all references herein to the Escrow Agent shall be deemed to be to such successor Escrow Agent. The delivery by the Escrow Agent of the Escrow Money hereunder in accordance with the provisions of this Section 15 shall constitute a full and sufficient discharge and acquittance of the Escrow Agent in respect to such sums delivered, and the Escrow Agent shall be entitled to receive releases and discharges therefor. The indemnities in favor of the Escrow Agent contained in this Agreement and the obligations of the Shareholders and Horizon under Section 4 hereof shall survive for the benefit of the Escrow Agent after any resignation or termination.

         16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                   SHAREHOLDERS:



                                   --------------------------------------------
                                   Dr. Melvyn S. Goldsmith, Ph.D.



                                   --------------------------------------------
                                   Barbara C. Goldsmith


                                   PURCHASER:

                                   HORIZON HEALTH CORPORATION


                                   By:
                                      -----------------------------------------
                                            James W. McAtee
                                            Executive Vice President


                                   ESCROW AGENT:

                                   FOX, ROTHSCHILD, O'BRIEN & FRANKEL, LLP


                                   By:
                                      -----------------------------------------
                                       Its:
                                           ------------------------------------